United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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FEDNAT HOLDING COMPANY
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FedNat Holding Company
14050 N.W. 14th Street, Suite 180
Sunrise, Florida 33323

April 30, 2021

Dear Shareholder:

On behalf of the Board of Directors and management of FedNat Holding Company, you are cordially invited to join us at the 2021 Annual Shareholders Meeting to be held at 11:00 a.m. (Eastern Daylight Savings Time) on May 27, 2021 exclusively online at www.meetingcenter.io/216436878. We are holding this year’s Annual Meeting in a virtual format by webcast so as to support the health and well-being of our shareholders, employees and their families, and to comply with the recommendations and orders of local, state and federal authorities.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We also will report on matters of current interest to our shareholders.

At this year’s meeting, you will be asked to:

(1)elect the director nominee listed in the Proxy Statement;
(2)approve an amendment to our Second Restated Articles of Incorporation to increase the authorized shares of common stock;
(3)consider a non-binding advisory vote to approve the Company's executive compensation; and
(4)ratify the appointment of our independent registered public accounting firm for 2021.

The Board of Directors recommends that you vote FOR the nominee listed in Proposal 1 and FOR Proposals 2, 3 and 4.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing, signing and promptly returning a proxy card, or you may vote via the Internet at the Annual Meeting.

Thank you for your continued support of FedNat Holding Company.

Sincerely,
Bruce F. Simberg
Board Chair

FEDNAT HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 27, 2021

To the Shareholders of FedNat Holding Company:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FedNat Holding Company, a Florida corporation (the “Company”), will be held online via the Internet at www.meetingcenter.io/216436878 at 11:00 a.m. (Eastern Daylight Savings Time) on Thursday, May 27, 2021 for the following purposes:

1.Election of one director;
2.Approval of an amendment to the Company's Second Restated Articles of Incorporation to increase the authorized shares of common stock from 25,000,000 to 50,000,000 shares;
3.Approval, on a non-binding advisory basis, of the Company's executive compensation;
4.Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2021 fiscal year; and
5.Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 1, 2021 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Whether or not you expect to be present, please vote by Computershare's secure online website or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided for that purpose as promptly as possible.

By Order of the Board of Directors,
J. Gordon Jennings III, Corporate Secretary

Sunrise, Florida
April 30, 2021

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING VIA THE INTERNET. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES AT THE MEETING.

FEDNAT HOLDING COMPANY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2021
PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of FedNat Holding Company of proxies to be voted at our 2021 Annual Meeting of Shareholders to be held on May 27, 2021, at 11:00 a.m. (Eastern Time) and at any postponements or adjournments thereof. In this proxy statement, FedNat Holding Company is referred to as the “Company,” “we,” “our” or “us.”

The Annual Meeting will be held live via the Internet at www.meetingcenter.io/250889990, where you will be able to vote electronically and submit questions during the Annual Meeting. You will be able to vote electronically and submit questions during the Annual Meeting only if you use your control number, which will be included on your proxy card, to log on to the Annual Meeting.

The approximate date that this proxy statement and the enclosed form of proxy are first being mailed to our shareholders is April 30, 2021. You should review the information provided in this proxy statement with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is being delivered to shareholders simultaneously with this proxy statement. Shareholders may access our proxy materials at www.edocumentview.com/FNHC or on our website at www.fednat.com.

GENERAL INFORMATION

Who is entitled to vote at the 2021 Annual Meeting?

Your board has set the close of business on April 1, 2021 as the record date for determining those shareholders entitled to notice of, and to vote on, all matters that may properly come before the Annual Meeting. As of the record date, the Company had 17,825,228 outstanding shares of common stock entitled to notice of, and to vote at, the Annual Meeting. No other securities are entitled to vote at the Annual Meeting. Only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting.

What are the voting rights of shareholders?

Each shareholder of record is entitled to one vote for each share of the Company’s common stock that is owned as of the close of business on the record date on all matters to come before the Annual Meeting. Under our Second Restated Articles of Incorporation (the “Articles of Incorporation”), shareholders do not have cumulative voting rights in the election of directors.

How many votes must be present to hold the Annual Meeting?

To conduct business at the Annual Meeting, a quorum must be present. The attendance, virtually via the Internet or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote on the matters being considered at the Annual Meeting is necessary to constitute a quorum. For purposes of determining whether a quorum exists, we count proxies marked “abstain” as to a particular proposal as being present at the meeting. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will also be considered present at the meeting for purposes of determining whether a quorum exists.

How do I vote my shares?

On or about April 30, 2021, we will mail to our shareholders a paper copy of your proxy materials.

You may vote by mail, Internet or telephone. To vote by mail, please sign, date and return as soon as possible the proxy card enclosed with your proxy materials. An envelope with postage paid, if mailed in the United States, is or will be provided for this purpose. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. You may also vote by Internet or by telephone using the instructions on your proxy card. If you vote by Internet or telephone, you need not also mail a proxy card.

Shareholders may also vote and submit questions while attending the Annual Meeting virtually via the Internet at www.meetingcenter.io/250889990. You will need the 15-digit control number included on your proxy card, to enter the Annual Meeting via the Internet. The password for the Annual Meeting is FNHC2021. Instructions on how to attend and participate virtually via the Internet, including how to demonstrate proof of share ownership, are posted at www.meetingcenter.io/250889990. Even if you plan to attend the Annual Meeting webcast, you are encouraged to submit a proxy card or vote by Internet or telephone before the Annual Meeting to ensure that your vote is received and counted. If you vote at the Annual Meeting during the webcast, you will revoke any prior proxy you may have submitted.

Will my shares be voted if I do not provide instructions to my broker or nominee?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the applicable Stock Exchange. In uncontested solicitations, these rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.” Therefore, if you hold your shares in the name of your broker (sometimes called “street name” or “nominee name”) and you do not provide your broker with specific instructions regarding how to vote on any proposal to be voted on at the Annual Meeting, your broker will not be permitted to vote your shares on non-routine proposals. In addition, certain brokers have established policies that prevent them from voting on most matters without instructions from their customers. The only proposal to be voted on at the Annual Meeting that is considered a routine proposal is Proposal Four regarding the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year. All other proposals to be voted on at the Annual Meeting are considered non-routine. Therefore, if you want your vote to be counted on any proposal to be considered at the Annual Meeting, other than Proposal Four, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to such proposals.

Why are you holding the Annual Meeting exclusively virtually via the Internet?

We have decided to hold this year’s Annual Meeting in an exclusively virtual meeting format because of uncertainties as to whether our shareholders and other interested attendees would be able to participate in an in-person meeting this year. We are taking a conservative approach by opting for a virtual meeting, reflecting the changing severity of the Covid-19 pandemic South Florida. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. For example, the virtual format allows shareholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management without needing to attend in person. Like attending an Annual Meeting in person, those attending virtually via the Internet may ask questions during the live Q&A session of the Annual Meeting, which we may answer as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting, and as time permits.

How do I join the virtual meeting?

All shareholders as of the close of business on April 1, 2021, the record date, may attend our virtual Annual Meeting.

To be admitted to the Annual Meeting, please access the website www.meetingcenter.io/250889990 and enter your 15-digit control number located in the shaded gray bar across the center of your proxy card or shareholder meeting notice.

Online access to the Annual Meeting will begin at 10:45 a.m. Eastern Time on May 27, 2021 to allow time for shareholders to become familiar with the virtual platform and address any technical difficulties before the start of the meeting. The Annual Meeting will begin promptly at 11:00 a.m. Eastern Time on May 27, 2021. A strong internet connection will help ensure that you will be able to participate in the meeting.

What vote is required?

The election of the Board’s nominee for election to the Board of Directors at the Annual Meeting is expected to be an uncontested election. Because the Company’s Second Amended and Restated Bylaws (the “Bylaws”) require that directors be elected by a majority of the votes cast, a director will be elected only if a majority of the votes cast for the director exceeds the number of votes cast against the director.

Proposal Two requires the approval of a majority of our issued and outstanding common stock.

Proposal Three is a non-binding advisory proposal.

Proposal Four will be ratified if the votes in favor of the proposal exceed the votes against the proposal.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted “FOR” the Board’s nominee for director and “FOR” the remaining proposals, as indicated below. In tabulating the votes for any particular proposal, shares that constitute broker non-votes or abstentions will not be counted as votes cast for any non-routine proposal.

How does the Board of Directors recommend that I vote?

Your board unanimously recommends that you vote as follows:

	Proposal	Board Recommendation	For More Information, See Page

(1)	Election of one director	FOR THE NOMINEE	10

(2)	Amendment to Second Restated Articles of Incorporation to increase the authorized shares of common stock	FOR	43

(3)	Non-binding advisory vote on the Company's executive compensation	FOR	44

(4)	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2021 fiscal year	FOR	47

We will also consider other business, if any, that is properly presented at the Annual Meeting. At the time of availability of this proxy statement, however, we are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement.

How have the Company’s corporate governance practices been updated recently?

We have grown significantly, both in revenues and market capitalization, in recent years, and have updated our corporate governance practices, both to reflect that we are a larger company and to reflect how good corporate governance practices have evolved. We have made the following changes to our corporate governance practices:

•We continue to separate the roles of Board Chair and Chief Executive Officer.

•We recently added two new independent members to our Board to further complement the Board's breadth and depth of skill sets. As a result, eight of our nine current members are independent. In total, we have added five new independent Board members since 2015.

•We have implemented majority voting for directors in uncontested elections.

•We have implemented corporate governance guidelines that memorialize our corporate governance practices and procedures.

•We amended the Company’s articles and bylaws to reduce the supermajority requirements to amend certain provisions or call a special meeting to a majority of shares outstanding.

•We adhere to the strictest definitions of “independence” in determining the members of our Compensation and Nominating committees.

We have also updated our executive compensation programs and practices to reflect evolving governance practices and shareholder feedback. Please see our Compensation Discussion and Analysis on page 20 for a full discussion of these changes.

How will my shares be voted if I mark “Abstain” on my proxy card?

We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

What does it mean if I receive more than one proxy card or voting instruction form?

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. To ensure that all of your shares are voted, please vote using each proxy card or voting instruction form you receive or, if you vote by Internet, you will need to enter each of your Control Numbers. Remember, you may vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of the Board of Directors, without additional compensation, by the Company’s directors, officers and regular employees. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, and personal solicitation by our directors, officers or other regular employees (who will receive no additional compensation for such solicitation activities). You may also be solicited by advertisements in publications, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement. We have engaged MacKenzie Partners, Inc. (“MacKenzie Partners”), 1407 Broadway, New York, NY 10018, to assist with the solicitation of proxies for an estimated fee of $15,000 plus expenses.

Who will bear the cost of the solicitation of proxies?

The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to shareholders, will be borne by the Company. The solicitation materials will be made available or furnished to banks, brokerage houses, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names that are beneficially owned by others, so that they may provide access to or forward such solicitation materials to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in providing access to or forwarding these materials to the beneficial owners upon request.

Can the Annual Meeting date be changed?

The Annual Meeting may be adjourned or postponed without notice other than by an announcement made at the Annual Meeting, if approved by the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. No proxies voted against approval of any of the proposals will be voted in favor of adjournment or postponement for the purpose of soliciting additional proxies. If we postpone the Annual Meeting, we will issue a press release to announce the new date, time and location of the Annual Meeting.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission following the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the Company’s Internet address?

The Company’s Internet address is http://www.FedNat.com. You can access this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 at this Internet address. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on any other website listed in this proxy statement is part of this proxy statement. Any such website addresses are intended to be inactive textual references only.

Who can answer my questions?

Your vote at this year’s meeting is important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call the Company’s Corporate Secretary at (800) 293-2532.

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are also available on our website at www.FedNat.com and also may be obtained by contacting our Corporate Secretary by phone at (800) 293-2532 or by mail to the Corporate Secretary, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323.

BENEFICIAL SECURITY OWNERSHIP

The following table sets forth, as of April 1, 2021, information with respect to the beneficial ownership of our common stock by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our executive officers named in the Summary Compensation Table in the section “Executive Compensation,” (iii) each of our directors and nominees for election as directors, and (iv) all directors, nominees for election as directors, and executive officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the shares through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights, and the address for each person is c/o FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Class Outstanding (1)
Michael H. Braun (2)	684,176	3.84%
Bruce F. Simberg (3)	522,991	2.93%
Richard W. Wilcox Jr. (4)	185,202	1.04%
Ronald A. Jordan (5)	75,027	*
Jenifer G. Kimbrough (6)	51,045	*
William G. Stewart (7)	39,687	*
Thomas A. Rogers (8)	36,058	*
Roberta N. Young (9)	30,035	*
David W. Michelson (10)	19,851	*
David K. Patterson (10)	19,851	*
Patrick McCahill (11)	26,772	*
All directors and executive officers as a group (11 persons) (12)	1,690,695	9.48%

5% or greater holders:
Hale Partnership Capital Management, LLC (13) Hale Partnership Capital Advisors, LLC Hale Partnership Fund, L.P. Steven A. Hale II 2924 Archdale Drive Charlotte, NC 28210	1,572,975	8.82%
FG Financial Group, Inc. (14) f/k/a 1347 Property Insurance Holdings, Inc. 970 Lake Carillon Drive, Suite 318 St. Petersburg, Florida 33716	1,442,871	8.09%
Lenox Capital Management, Inc. (15) Douglas Ruth 322 Alana Drive New Lenox, IL 60451	1,181,770	6.63%
BlackRock, Inc. (16) 55 East 52nd Street New York, NY 10022	1,062,443	5.96%
Dimensional Fund Advisors LP (17) 6300 Bee Cave Road, Building One Austin, TX 78746	966,127	5.42%

*	Less than 1%.
(1)Unless otherwise indicated, the address of each beneficial owner listed is c/o FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323. For the Company’s executive officers, directors and director nominees, the percentage of class outstanding is based on 17,825,228 shares outstanding as of April 1, 2021. For all other shareholders, the percentage of class outstanding is as reported in the shareholder’s Schedule 13G/A or 13D/A, as applicable.

(2)Includes 18,487 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 6, 2020, 38,647 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 10, 2021, 40,000 shares of restricted stock, which began vesting over five years with an initial vest date of March 6, 2021 and 108,863 shares of restricted stock, which begin vesting over three years based on performance with an initial vest date of March 31, 2022.
(3)Includes 1,849 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, 1,930 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021 and 5,443 shares of restricted stock, which begin vesting over three years with an initial vest date of March 31, 2022.
(4)Includes 3,000 shares of common stock held in Mr. Wilcox’s IRA, 40,000 shares of common stock held by Mr. Wilcox’s spouse, 1,849 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, 1,930 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021 and 5,443 shares of restricted stock, which begin vesting over three years with an initial vest date of March 31, 2022.
(5)Includes 4,000 restricted shares, which began vesting over five years with an initial vest date of May 12, 2018, 3,605 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 6, 2020, 3,328 shares of restricted stock, which began vesting over five years with an initial vest date of March 6, 2020, 10,820 shares of restricted stock, which began vesting over three years based on performance with an initial vest date of March 6, 2021, 2,318 shares of restricted stock, which began vesting over five years with an initial vest date of March 6, 2021, 38,102 shares of restricted stock, which begin vesting over three years based on performance with an initial vest date of March 31, 2022 and 2,500 shares of restricted stock, which begin vesting over five years with an initial vest date of March 31, 2022.
(6)Includes 1,849 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, 1,930 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021, 7,257 shares of restricted stock, which begin vesting over three years with an initial vest date of March 31, 2022 and 15,000 shares of common stock issuable upon the exercise of vested stock options held by Ms. Kimbrough.
(7)Includes 1,849 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, 3,861 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021 and 10,886 shares of restricted stock, which begin vesting over three years with an initial vest date of March 31, 2022.
(8)Includes 1,849 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, 3,861 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021 and 7,257 shares of restricted stock, which begin vesting over three years with an initial vest date of March 31, 2022.
(9)Includes 2,456 shares of restricted stock, which began vesting over five years with an initial vest date of March 16, 2019, 1,849 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, 3,861 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021 and 7,257 shares of restricted stock , which begin vesting over three years with an initial vest date of March 31, 2022.
(10)Includes 4,638 shares of restricted stock, which began vesting over five years with an initial vest date of March 6, 2021, 3,861 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021 and 7,257 shares of restricted stock, which begin vesting over three years with an initial vest date of March 31, 2022.
(11)Includes 21,772 shares of restricted stock, which begin vesting over three years based on performance with an initial vest date of March 31, 2022 and 2,500 shares of restricted stock, which begin vesting over five years with an initial vest date of March 31, 2022.
(12)Includes 400,921 shares of unvested restricted stock and 15,000 shares of common stock issuable upon the exercise of vested stock options, which are detailed above.
(13)This information is based on the Schedule 13G/A filed with the SEC on February 12, 2021. This information is based on the Schedule 13G/A filed with the SEC on February 12, 2021. Each of Hale Partnership Capital Management, LLC, Hale Partnership Capital Advisors, LLC, Hale Partnership Fund, L.P. and Steven A. Hale II beneficially own more than 5% of our outstanding common stock. The group also includes Clark - Hale Fund, L.P., MGEN II - Hale Fund, L.P., Smith - Hale Fund, L.P., and Dickinson - Hale Fund, L.P., each of which individually is a beneficial owner of less than 5% of our outstanding common stock.
(14)This information is based on the Schedule 13D/A filed with the SEC on September 17, 2020 and includes amounts held by Fundamental Global Reinsurance Ltd. that 1347 Property Insurance Holdings, Inc. may be deemed to beneficially own.

(15)This information is based on the Schedule 13G/A filed with the SEC on January 29, 2021. Represents amounts held directly by Douglas Ruth and which he has shared power to vote through Lenox Capital Management, Inc.
(16)This information is based on the Schedule 13G/A filed with the SEC on January 29, 2021.
(17)This information is based on the Schedule 13G filed with the SEC on February 12, 2021.

PROPOSAL ONE: ELECTION OF DIRECTORS
Nominee for Election to the Board

Bruce F. Simberg has been nominated for election as a director at the Annual Meeting to serve in the class whose term expires at the annual meeting of the Company’s shareholders to be held in 2024.

Richard W. Wilcox Jr. and William G. Stewart are each retiring from the Board, effective with the Annual Meeting. Mr. Wilcox’s retirement concludes his more than 21 years as a member of the Board, including serving as lead director, and Mr. Stewart’s retirement concludes his more than five years as a member of the Board. The Board expresses gratitude to each of them for their contributions to the Board and the Company.

Bruce F. Simberg rejoined the Board in January 2016, and serves as Board Chair, after serving as a director of the Company also from January 1998 to March 2015. Mr. Simberg has been a practicing attorney since October 1975, most recently as managing partner of Conroy Simberg, P.A. (“Conroy Simberg”), a law firm in Hollywood, Florida, since October 1979. At Conroy Simberg, one of the most well- known insurance defense law firms in Florida with more than 150 lawyers, Mr. Simberg is responsible for directing the firm’s liability department, including its homeowners’ and first party property and coverage practices. Mr. Simberg has been actively involved in the Board’s committees, including the Board’s standing compensation, nominating, investment and business strategy committee and serves as Chair of the Board’s Special Strategic Committee. Mr. Simberg received his Bachelor of Science degree from Emory University and his Juris Doctor from the University of Miami. Mr. Simberg does not serve on the board of directors of any other SEC reporting company.

Mr. Simberg has significant historical knowledge and understanding of the Company’s development, as well as significant experience in insurance-related and other litigation and risk assessment matters.

Board Structure

Our Articles of Incorporation provide that our Board of Directors consists of three classes of directors, as nearly equal in number as possible, and provides that the exact number of directors comprising our Board of Directors will be determined from time to time by resolution adopted by the Board. The Board has determined that, following the retirements of Mr. Wilcox and Mr. Stewart effective with the Annual Meeting, the number of directors will be reduced to seven. At each annual meeting of shareholders, successors to the class of directors whose terms expire at that annual meeting are elected for a three-year term, except that under Florida law, directors named to fill vacancies must be elected at the next annual meeting of shareholders.

Pursuant to the Company’s Bylaws, directors must receive a majority of the votes cast to be elected to the Board. Under applicable stock exchange rules, brokers may not cast discretionary votes for directors without instructions from the beneficial owners; therefore, it is important that all shareholders complete, sign and return the voting instruction forms that they receive from their brokers as promptly as possible. In this election, which is not contested, an abstention as to the nominee being proposed for election to the Board will not be counted as a vote cast for purposes of the election of directors at this Annual Meeting, but will be counted for purposes of determining the presence of a quorum.

It is intended that shares represented by proxies will be voted for the nominee for reelection to the Board. The nominee has consented to continue to serve on our Board of Directors, and the Board of Directors has no reason to believe that he will not serve if elected. If, however, the nominee should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

Vote Required and Recommendation

The nominee for election to the Board of Directors who receives at least a majority of the votes cast for the election of directors by the shares present at the Annual Meeting or by proxy, shall be elected a director. Shareholders do not have the right to cumulate their votes for directors. In this non-contested election of directors, an abstention will have no effect on the outcome. Under Rule 452 of the New York Stock Exchange, brokers may not cast discretionary votes for the election of directors without instructions from the beneficial owners of the shares.

The Board of Directors unanimously recommends a vote FOR the nominee for director set forth above.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Certain information with respect to our continuing directors and our executive officers as of April 1, 2021 is set forth below:

Name	Age	Position with Company
Michael H. Braun (1)	53	Chief Executive Officer, President, Director (term expires 2022)
Jenifer G. Kimbrough (2)(4)(5)	49	Director (term expires 2022)
David W. Michelson (1)(2)(4)(5)	63	Director (term expires 2022)
David K. Patterson (1)(2)(4)(5)	68	Director (term expires 2023)
Thomas A. Rogers (1)(4)(5)	69	Director (term expires 2023)
Roberta N. Young (2)(3)(5)	71	Director (term expires 2023)
Ronald A. Jordan	53	Chief Financial Officer
Patrick McCahill	39	Chief Operating Officer

(1)Business Strategy Committee Member
(2)Audit Committee Member
(3)Investment Committee Member
(4)Compensation Committee Member
(5)Nominating Committee Member

Please see “Nominee for Election to the Board” above for information regarding the business experience of David K. Patterson, Thomas A. Rogers and Roberta N. Young, the candidates for reelection to the Board.

Michael H. Braun has served as our Company's Chief Executive Officer since 2008, and its President since 2009. Prior to his appointment to CEO, Mr. Braun was our Chief Operating Officer (COO), where he was responsible for all aspects of the Company’s operations including underwriting, claims, marketing, and strategic product development. Mr. Braun also serves as President of FedNat Insurance Company (FNIC), a subsidiary of FNHC, a role he was appointed to in 2003, and has also been a member of the Company's Board of Directors since 2005. Mr. Braun has served as President of Monarch Insurance Company since its inception in 2015 and served as President of American Vehicle Insurance Company from 2010 until 2011. Prior to joining the Company, Mr. Braun was Managing Partner for an independent insurance brokerage agency group, which was acquired by the Company in 1998. As Managing Partner, he held operational, marketing, and business development duties. Mr. Braun holds a B.S. from University at Buffalo’s School of Management.

Mr. Braun’s 20-year tenure with the Company, together with his substantial experience in all aspects of insurance company operations, including product development, strategy, reinsurance and underwriting, have been critical to the Company’s growth in the homeowners insurance market. Mr. Braun is a member of the Board’s Business Strategy Committee (please see “Standing Board Committees” below).

Jenifer G. Kimbrough has served as a director of the Company since April 2009. Ms. Kimbrough serves as Managing Director, Chief Financial Officer at Oakworth Capital Bank since October 2015, prior to which Ms. Kimbrough was the Vice President of Compliance and Audit for Surgical Care Affiliates from March 2010 to October 2015. Prior to 2010, Ms. Kimbrough served as the Vice President of Assurance and Process Improvement. Prior to 2007, Ms. Kimbrough was the Senior Vice President of Investor Relations at Regions Financial Corporation. From 1993 to 2003, Ms. Kimbrough served as an Audit Senior Manager at Ernst & Young LLP. Ms. Kimbrough received her certification as a Certified Public Accountant (“CPA”) from the Alabama State Board of Public Accountancy in 1994 and obtained a Bachelor of Science degree in Commerce & Business Administration (Accounting) from The University of Alabama in 1993. Ms. Kimbrough is a member of several professional societies, including Alabama State Society of Certified Public Accountants and American Institute of Certified Public Accountants (“AICPA”). Additionally, she served on the AICPA Women’s Initiative Executive Committee and as National President of the AWSCPA and serves in various volunteer leadership capacities. Ms. Kimbrough does not serve on the board of directors of any other SEC reporting company.

Ms. Kimbrough brings her significant knowledge in compliance and audit, from both the issuer’s perspective and the auditor’s perspective, to the Company and the Board.

David W. Michelson first joined the Board in August 2019 as a Board observer pending completion of regulatory reviews and was elected to the Board at the 2019 Annual Meeting. Mr. Michelson is a 26-year veteran of publicly traded specialty property and casualty insurer National Interstate Corporation (“National Interstate”), where he served as President and Chief Executive Officer from 2008 until 2016. He also served as a director of National Interstate from 2009 until 2016. During Mr. Michelson’s tenure, National Interstate delivered a consistent record of underwriting profitability, which culminated in the company being acquired by a global diversified insurance group in 2016. Mr. Michelson is also a member of the board of directors of Protective Insurance Corporation, a publicly traded specialty property and casualty insurer focused on the commercial automobile insurance market. Prior to National Interstate, Mr. Michelson was responsible for all P&C business at Torchmark Corporation, which included a portfolio of personal property products in the Southeastern U.S.

Mr. Michelson brings his C-suite experience with a publicly traded specialty property and casualty insurer to the Company and the Board.

David K. Patterson first joined the Board in August 2019 as a Board observer pending completion of regulatory reviews and was elected to the Board at the 2019 Annual Meeting. Mr. Patterson brings to the Board his more than 40 years of operational and executive leadership experience in the property and casualty insurance industry. Most recently he was Chairman and President of ESIS, Inc. (“ESIS”), the risk management services subsidiary of Ace Limited (now Chubb Limited), which he joined in 2004 and for which he served as President and Chairman from 2005 to 2015. Prior to joining ESIS, Mr. Patterson was the President and Chief Executive Officer of Kemper National Services, Inc., a claims service organization serving the property and casualty insurance operations of Kemper National, from 1994 to 2003. While at Kemper, Mr. Patterson served in a variety of regional and home office senior leadership roles in claims, systems and operations.

Mr. Patterson brings his extensive experience with risk management and claims management to the Company and the Board. Mr. Patterson is a member of the Board’s Audit, Business Strategy, Compensation and Nominating Committees (please see “Standing Board Committees” below).

Thomas A. Rogers has served as a director of the Company since October 2015. Mr. Rogers has more than 40 years’ experience in the reinsurance industry, including 22 years serving in senior executive officer positions with Aon Benfield Inc. until his retirement in 2014 as its Vice Chairman. Prior to Aon Benfield, Mr. Rogers spent 18 years with both reinsurance underwriting and intermediary companies and specialized in the development and management of specialized property and casualty lines. Mr. Rogers received his Bachelor of Science degree from Drexel University. Mr. Rogers does not serve on the board of directors of any other SEC reporting company.

Mr. Rogers’ significant knowledge of reinsurance underwriting, including day-to-day insurance operations, and in specialized property and casualty lines provides the Board with expertise that is highly relevant to the Company’s current operations and beneficial in connection with possible future expansion of the Company’s business lines. Mr. Rogers is a member of the Board’s Business Strategy, Compensation and Nominating Committees (please see “Standing Board Committees” below).

Roberta N. Young has served as a director of the Company since September 2017. Mrs. Young brings to the Board with more than 40 years’ experience as a CPA and licensed in both Florida and Texas. She has extensive experience in auditing many different types of companies, including SEC companies and insurance companies and in tax preparation and consulting. Most recently, Mrs. Young was a director of tax at BDO USA, LLP (“BDO”) from August 2016 to May 2017. Mrs. Young currently provides tax and consulting services to individuals and companies in South Florida. She was a partner of Goldstein Schechter Koch, CPAs (“GSK”), from 2014 until BDO acquired GSK in August 2016. She started her career in Florida with De Meo, Young McGrath in 1988 becoming partner in 1992 and was managing partner for 4 years. The firm merged with GSK in 2014. Mrs. Young does not serve on the board of directors of any other SEC reporting company.

Mrs. Young’s more than 40 years of experience in accounting and auditing, including in particular for public companies in the insurance industry, provides the Board with another expert in accounting, auditing and financial reporting. Mrs. Young is a member of the Board’s Audit, Investment and Nominating Committees (please see “Standing Board Committees” below).

Ronald A. Jordan was appointed as Chief Financial Officer of the Company in April 2017. Mr. Jordan brings to the Company more than 25 years’ experience in accounting and financial reporting, including most recently as Chief Accounting Officer of Hatteras Financial Corp., a mortgage real estate investment trust based in Winston-Salem, North Carolina, from 2013 to 2016. Prior to that position, Mr. Jordan held various positions at Lincoln Financial Group from 2003 to 2012, including Senior Vice President, Financial Planning and Strategic Initiatives, from 2011 to 2012, Vice President and General Auditor from 2006 to 2011, and Vice President and Controller from 2003 to 2006. From 1996 to 2003, Mr. Jordan held positions in financial reporting and accounting at Jefferson Pilot Corporation, CNA Insurance, and Bankers Life & Casualty. Mr. Jordan began his career at Arthur Andersen, LLP from 1989 to 1996. Mr. Jordan is a CPA and Certified Internal Auditor (inactive), and received his Bachelor of Business Administration degree in accounting, with high distinction, from the University of Michigan.

Patrick McCahill was appointed Chief Operating Officer on August 22, 2020. Prior to his appointment as COO, Mr. McCahill served as President of American Platinum Property and Casualty Insurance Company(a subsidiary of Universal Insurance Holdings, Inc.) since February 2017, where he was responsible for all operations and corporate strategy including product line and geographic expansion. Prior to that position, Mr. McCahill held various positions at Universal Insurance Holdings, including Vice President of Product Development for Universal Property and Casualty Insurance Company from 2015 to 2020, and Assistant Vice President of Blue Atlantic Reinsurance Corporation, from 2014 to 2015. From 2011 to 2014, he was a reinsurance broker at TigerRisk Partners, where he focused on the placement of several large catastrophe reinsurance programs. Mr. McCahill served as an officer in the United States Marine Corps for just over five years, rising to the rank of Major. He received a B.S. degree in Business and Economics from Lehigh University and an MBA from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

CORPORATE GOVERNANCE

Corporate Governance

Our Board remains focused on our Company's corporate governance in order to assure strong Board accountability and effective shareholder rights policies in light of our significant growth, both in revenues and market capitalization, in recent years. Our Board takes into account feedback received from shareholders and others regarding its corporate governance and executive compensation practices. With that feedback in mind, we have maintained our previously updated executive compensation practices, as described more fully below under the caption “Compensation Discussion and Analysis,” and our corporate governance practices, as described below:

◦Currently, eight of our nine directors are independent, and following the retirement of two of our directors effective with the Annual Meeting, six of our seven directors will be independent.

◦The Board continues to separate the roles of Board Chair and Chief Executive Officer.

◦The Company’s Bylaws provide for a majority voting standard for uncontested elections of directors.

◦Our shareholder vote on executive compensation (“say-on-pay”) occurs annually.

◦The Company’s Articles of Incorporation and Bylaws provide that the shareholder vote required to amend certain provisions is a majority of shares outstanding.

◦The Company’s Articles of Incorporation and Bylaws provide that the percentage of shares required to call a special meeting is 25%.

◦We maintain stock ownership and retention guidelines applicable to our directors, as well as our Chief Executive Officer and Chief Financial Officer. Under these guidelines, our outside, non- employee directors are each required to hold shares of the Company’s common stock with a value of at least four times their annual retainer. The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes.

◦The Board prohibits directors and executive officers from hedging or pledging the Company’s common stock, without exception.

◦The Board maintains corporate governance guidelines, which memorialize the corporate governance practices followed by the Board and the Company.

◦The Company’s 2018 Omnibus Incentive Compensation Plan (the "Omnibus Incentive Plan") prohibits option repricing and requires that grants have a required minimum of one year vesting.

◦The Board adopted the most restrictive definition of “independence” when appointing the members of its Compensation and Nominating committees.

The Board believes that these governance practices represent a meaningful alignment of its corporate governance practices with the interests of its shareholders and current best practices, and reflect the feedback that the Board has received through its ongoing shareholder outreach efforts. As is our standard practice, we will continue to engage with our shareholders and will take feedback we receive from them into account as we evolve our corporate governance practices according to the needs of our business.

Leadership Structure

The Board Chair is elected by the members of the Board and typically presides at all meetings of the Board. Bruce F. Simberg currently serves as our Board Chair, a position he has held since 1998 other than the period from March 2015 to January 2016. The responsibilities of the Company’s Board Chair are: (i) presiding at all meetings, including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, (ii) serving as a liaison between management and the independent directors, (iii) providing input regarding meeting agendas, time schedules and other information provided to the Board, and (iv) being available for direct communication and consultation with major shareholders. Our Board Chair also has the authority to call meetings of the independent directors. The Chief Executive Officer is the only member of management on the Board.

Board Composition

The Company believes that its Board as a whole should encompass a diverse range of talents, skills, perspectives, experiences, and tenure on the Board, enabling the Board to provide sound guidance with respect to the Company's operations and interests. Our Board currently includes directors with tenure on the Board ranging from one and a half years to 22 years, with four of our continuing directors having joined the Board within the past six years. Two of our seven continuing directors are female. Our directors have a range of relevant experience, from hands on management experience in the insurance industry to insurance brokerage to audit and financial accounting. In addition, the Company's policy has been that at least a majority of its directors must qualify as independent under the continued listing rules of The Nasdaq Stock Market (the “Nasdaq Rules”); in recent years, all of the directors except for the Chief Executive Officer have been independent as defined in the Nasdaq Rules.

The Nominating Committee identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experience; and recommends nominees for director to the Board for approval. The Nominating Committee's Charter provides that the Board of Directors as a whole should be balanced and diverse, and consist of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise and local or community ties. Minimum individual requirements include strength of character, mature judgment, familiarity with the Company's business and industry, independence of thought and an ability to work collegially. The Board believes that the qualifications of the directors, as set forth in their biographies above provide them with the qualifications and skills to serve as a director of our Company.

Board Self-Assessment Process

The Board believes that ongoing self-assessment is important to strengthening its performance and fulfilling its role on behalf of the Company’s shareholders. To that end, the Board conducts an annual evaluation process that begins by asking each Board member to complete a comprehensive evaluation form that addresses the Board’s overall performance and a self-evaluation of the individual director’s performance. Overall Board performance is evaluated based on, among other things, the conduct of Board meetings, the composition of the Board, the quality of information provided to the Board, Board effectiveness, and access to management. Individual performance is evaluated to determine, among other things, whether the director continues to be able to devote the necessary time to Board and committee matters, whether the director’s skills are best utilized, and whether the director contributes to Board decision making. In addition, the Audit Committee conducts an annual evaluation of its performance, including a review of the effectiveness of its processes, the composition of the Committee, the Committee’s interactions with management and the Company’s auditors, and the Committee members’ understanding of the Company’s risks, controls and compliance. These evaluation forms are reviewed by the Board Chair or the Audit Committee Chair, and by the entire Board or Audit Committee, and are discussed in detail at a Board or Audit Committee meeting, as applicable.

Board Continuing Education

The Company encourages its directors to remain current in corporate governance, compliance and industry topics facing publicly traded insurance companies such as the Company. In that regard, the Company provides directors with the opportunity to attend seminars and conferences on director education, board leadership, current issues facing the insurance industry generally and the Florida and coastal insurance markets in particular, governance, risk management and other subjects of interest to Board members and relevant to the Company. Certain of our directors also obtain significant continuing education relevant to the Company in connection with their professional licenses and certifications in accounting, finance and law.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which memorialize the corporate governance practices followed by the Board and the Company. Among other things, the guidelines address the following matters relating to the Board and its committees:

◦Director qualifications generally and guidelines on the composition of the Board and its committees;

◦Director responsibilities and the standards for carrying out such responsibilities;

◦Board membership criteria;

◦Board committee requirements;

◦Director compensation;

◦Director access to management and independent advisors;

◦Director orientation and continuing education requirements; and

◦Chief Executive Officer evaluation, management succession and Chief Executive Officer compensation.

The Corporate Governance Guidelines are reviewed at least annually by the Board.

Risk Oversight

The Board’s role in connection with risk oversight is to oversee and monitor the management of risk practiced by the Company’s management in the performance of their duties. The Board does this in a number of ways, principally through the oversight responsibility of committees of the Board, but also as part of the strategic planning process. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting, maintaining effective internal controls over financial reporting, and information security and technology risks. Our Nominating Committee oversees risk associated with corporate governance and the Company’s code of conduct, including compliance with listing standards for independent directors and conflicts of interest. Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements and is responsible for reviewing and recommending our non-employee director compensation plans and arrangements. Our Investment Committee oversees the risks related to managing our investment portfolio. The full Board receives reports on a regular basis regarding each committee’s oversight from each committee chair when reporting on their committee’s actions at regular Board meetings, as well as overseeing the development and implementation of strategic initiatives.

COVID-19 Response

Together with our management, our Board of Directors identified the extraordinary nature of the COVID-19 pandemic and the likelihood it would impact the overall economy, the insurance industry and our insureds, and the way in which we conduct our business. Our longstanding policies have permitted remote work for eligible employees; therefore, we were able to transition quickly to a fully remote working environment. Our Board of Directors has been monitoring and overseeing our management’s response to the pandemic, including our personnel safety guidelines, cybersecurity protocols and customer service levels. Our management and Board of Directors are continuing to oversee our responses as the pandemic and its impact continue into 2021.

Meetings of the Board and Committees

During 2020, the Board of Directors held 10 regular meetings, eight special meetings and took actions by written consent on two occasions. During 2020, no director attended fewer than 78% of the Board and committee meetings held during this period. The Board of Directors encourages, but does not require, its directors to attend the Company’s Annual Meeting. All of our directors attended our 2020 Annual Meeting.

Board Independence

The Board has determined that all of its directors and director candidates are independent pursuant to the Nasdaq Rules, with the exception of the Company’s Chief Executive Officer. The Board has also used the stricter definition of “independence” utilized by shareholder advisory services in determining the members of the Compensation and Nominating committees since 2017.

The independent directors of the Board regularly meet in executive sessions without management present. These sessions, which generally occur at every regularly scheduled Board meeting, are led by the Board Chair. Executive sessions allow the independent directors to discuss, among other issues, management performance and compensation.

To facilitate the Board’s oversight functions and to take advantage of the knowledge and experience of its members, the Board has created several standing committees. These committees, the Audit, Investment, Nominating, Compensation and Business Strategy committees, allow regular risk oversight and monitoring, and deeper analysis of issues before the Board. The Audit, Compensation, Investment and Nominating committees are composed exclusively of independent directors. The membership of the standing committees is reviewed from time to time, and specific committee assignments are proposed and appointed by the Board. Each committee holds regularly scheduled meetings and confers between regularly scheduled meetings as needed.

Charters for the Audit, Compensation and Nominating committees, and the Corporate Governance Guidelines, are available upon the Company’s website at www.FedNat.com and are also available in print to any shareholder upon request from our Corporate Secretary.

Standing Board Committees

Audit Committee. As of December 31, 2020, the Audit Committee was composed of Jenifer G. Kimbrough, who served as the Audit Committee Chair, David W. Michelson, David K. Patterson, Richard W. Wilcox Jr. and Roberta N. Young. Each member was determined to be “independent” as defined under the Nasdaq Rules applicable to the Company and SEC rules for Audit Committee membership. Ms. Kimbrough and Mrs. Young, who are Certified Public Accountants, were designated as “financial experts” as that term is defined in the applicable rules and regulations of the Exchange Act based on their understanding of U.S. generally accepted accounting principles (“GAAP”) and financial statements; their ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; their experience preparing, auditing, analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; their understanding of internal controls and procedures for financial reporting; and their understanding of audit committee functions. The Audit Committee held four regular meetings in fiscal 2020 and one special meeting. Following the Annual Meeting, the Board may designate an additional member to replace Mr. Wilcox upon his retirement and to join the other members, who will be continuing on the Audit Committee for 2021.

Pursuant to its written charter, the duties and responsibilities of the Audit Committee include, but are not limited to, (a) the appointment of the independent certified public accountants and any termination of such engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing significant accounting and reporting policies and operating controls, (d) having general responsibility for all related auditing and financial statement matters, and (e) reporting its recommendations and findings to the full Board of Directors. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Audit Committee Chair will report action taken to the Audit Committee at the next committee meeting. The Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

Compensation Committee. As of December 31, 2020, the Company’s Compensation Committee was composed of Jenifer G. Kimbrough, David W. Michelson, David K. Patterson, Thomas A. Rogers, Bruce F. Simberg and Richard W. Wilcox Jr. Each member is independent as defined by the Nasdaq Rules. The Compensation Committee performs the duties and responsibilities pursuant to its charter, which includes reviewing and approving the compensation of the Company's executive officers. During the first quarter of 2021, Mr. Michelson was elected to serve as the Compensation Committee Chair, while Mr. Wilcox stepped down from that role but remained a member of the committee. Following the Annual Meeting, the continuing committee members will constitute the Compensation Committee for 2021. During fiscal 2020, the Compensation Committee held four regular meetings.

The Compensation Committee has worked with compensation and governance consultants in prior years to assist the Board in updating the Company’s corporate governance practices generally, assist with a review and update of the Company’s executive compensation practices, and assist with the Company’s shareholder engagement program. The Compensation Committee also regularly reviews internally compiled data about the compensation practices of our competitors. For the 2020 fiscal year, the Company engaged the firm of MacKenzie Partners to assist the Board with research related to executive compensation practices and our peers, and assist with the Company’s shareholder engagement program. MacKenzie Partners also provided proxy solicitation services to the Company.

Nominating Committee. As of December 31, 2020, the Company’s Nominating Committee was composed of Jenifer G. Kimbrough, David W. Michelson, David K. Patterson, Thomas A. Rogers, William G. Stewart, Bruce F. Simberg, Richard W. Wilcox Jr., and Roberta N. Young, and Mr. Wilcox serves as the Nominating Committee Chair. Each member is independent as defined by the Nasdaq Rules. During fiscal 2020, the Nominating Committee held one regular meeting. Following the Annual Meeting, the continuing independent Board members will constitute the Nominating Committee for 2021 and a new committee chair will be elected.

The Nominating Committee continues to identify qualified candidates for director positions. In recommending proposed nominees to the full Board, the Nominating Committee is charged with building and maintaining a Board that has a mix of talent, experience and perspectives to achieve the Company’s business objectives. The Nominating Committee considers all aspects of a candidate’s qualifications with a view to creating a Board with a diversity of qualifications, qualities and skills, as well as diversity of gender and race. Qualities also considered important by the Nominating Committee when assessing director candidates include strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially.

The Nominating Committee will consider candidates for director who are recommended by its members, by other Board members and by management of the Company and who have the experience and skill set best suited to benefit the Company and its shareholders. The Nominating Committee will consider nominees recommended by our shareholders if the shareholder submits the nomination in compliance with the advance notice, information and other requirements described in our Bylaws and applicable securities laws. The Nominating Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons.

Shareholders who wish to recommend nominees to the Nominating Committee should submit their recommendation in writing to the Secretary of the Company at its executive offices pursuant to the requirements contained in Article III, Section 13 of the Company’s Bylaws. This section provides that the notice shall include: (a) as to each person who the shareholder proposed to nominate for election, (i) name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, (iv) the consent of each nominee to serve as a director of the Company if so elected and (v) any other information relating to the person that is required to be disclosed in solicitation for proxies for the election of directors pursuant to Rule 14A under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. If we give less than 70 days’ notice or prior public disclosure of the date of the meeting date, however, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever first occurs.

Investment Committee. As of December 31, 2020, the Company’s Investment Committee was composed of Bruce F. Simberg, William G. Stewart, and Roberta N. Young. The Investment Committee manages our investment portfolio pursuant to its adopted Investment Policy Statement. Mr. Stewart serves as the Investment Committee Chair. During fiscal 2020, the Investment Committee held four regular meetings and four special meetings. Following the Annual Meeting, the Board may designate an additional member to replace Mr. Stewart upon his retirement and to join Mr. Simberg and Ms. Young on the Investment Committee for 2021, and a new committee chair will be elected.

Business Strategy Committee. As of December 31, 2020, the Company’s Business Strategy Committee was composed of Thomas A. Rogers, Michael H. Braun, David W. Michelson, David K. Patterson, Bruce F. Simberg and Richard W. Wilcox. The Business Strategy Committee provides advice, oversight and guidance both to management of the Company and to the Board on matters involving the Company’s development of programs and projects, and acquisitions of new technologies or products and other business opportunities of strategic importance to the Company. Mr. Rogers serves as the Business Strategy Committee Chair. During fiscal 2020, the Business Strategy Committee held three regular meetings.

Special Strategic Committee

In November 2020, the Board established a Special Strategic Committee, and appointed Bruce F. Simberg, Jenifer G. Kimbrough and David W. Michelson to serve as its members. The Special Strategic Committee has been charged with overseeing a review of the Company’s business plan, capital deployment, geographic footprint and long-term strategy to identify strategic alternatives in an effort to create enhanced value for the Company’s stakeholders, in particular its shareholders. These strategic alternatives are not limited in their scope and could include, among other things, changes in the Company’s strategy or operations, a strategic business combination or other possible transaction involving the Company, or continuing to execute on the Company’s current business plan.

Code of Conduct

We have adopted a Code of Conduct for all employees, officers and directors of the Company. A copy of our Code of Conduct is available on our web site at www.FedNat.com.

STOCK PERFORMANCE CHART

The chart below shows the Company’s cumulative total shareholder return during the five fiscal years ending December 31, 2020. The graph also shows the cumulative total returns of the SNL Insurance P&C Index and the NASDAQ Composite Index. The comparison assumes $100 was invested on December 31, 2015 in the Company’s common stock and in each of the indices shown, and assumes that all of the dividends were reinvested. Past performance is not necessarily an indicator of future results.

Our filings with the SEC may incorporate information by reference, including this proxy statement. Unless we specifically state otherwise, the information under this heading "Stock Performance Graph" shall not be deemed to be "soliciting materials" and shall not be deemed to be "filed" with the SEC or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), and Exchange Act.

FedNat Holding Company

Total Return Performance
Index Value
300
250
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150
100
50
0
12/31/15
12/31/16
12/31/17
12/31/18
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FedNat Holding Company
NASDAQ Composite Index
SNL Insurance P&C Index

	Period Ending
Index	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
FedNat Holding Company	100.00	63.85	57.72	70.56	60.23	22.24
NASDAQ Composite	100.00	108.87	141.13	137.12	187.44	271.64
SNL Insurance P&C	100.00	118.02	134.93	129.73	152.23	154.96

Source : S&P Global Market Intelligence
© 2021

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the components and objectives of the Company’s executive compensation program for fiscal 2020 for our “Named Executive Officers,” describes the process through which the decisions regarding executive compensation have been made, and describes the results of this decision-making process. Our Named Executive Officers for fiscal 2020 were our Chief Executive Officer and President, our Chief Financial Officer and our Chief Operating Officer. The following Compensation Discussion and Analysis reflects the compensation paid to our Named Executive Officers for fiscal 2020 and the Compensation Committee’s decisions with respect to the compensation for fiscal 2021 for the Named Executive Officers.

Philosophy of the Company’s Executive Compensation Programs

The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and oversees our compensation programs for our Named Executive Officers. With respect to executive compensation, the Compensation Committee’s primary goals are to attract and retain the most qualified, knowledgeable, dedicated and seasoned executives possible; provide challenging but attainable goals by which to measure performance; reward them for their contributions to the development of the Company’s business; and align the executives’ compensation and incentives with the Company’s performance and the interests of our shareholders. The Compensation Committee also endeavors, while compensating our Named Executive Officers for their performance, to structure the Company’s compensation programs so as to not encourage unnecessary or excessive risk-taking. The Compensation Committee believes that crafting incentives so as to not encourage unnecessary or excessive risk taking is especially important in the homeowners insurance industry in the Company’s home state of Florida. Finally, the Compensation Committee considers the potential impact of the current and expected economic environment in which the Company operates on the Company's ability to achieve the performance goals.

The Compensation Committee is committed to ensuring our compensation programs are strongly aligned with the Company’s long-term business strategy. The Committee seeks to continuously and rigorously evaluate its compensation plans to reflect strong governance practices and shareholder feedback.

	What We Do		What We Do Not Do
✓	Incorporate long-term performance-based criteria in the equity awards to our Chief Executive Officer, with the result that a significant portion of our Chief Executive Officer's incentive compensation is subject to measurable financial objectives.	x	No change-in-control excise tax gross-ups.
✓	Include objective financial metrics in both the short-term and long-term components of our incentive compensation plan.	x	No grants of equity to our directors or management team at a price per share less than book value per share.
✓	Maintain a clawback policy that allows for the recovery of previously paid incentive compensation in the event of a restatement of our financial statements.	x	No tax gross-ups on perquisites.
✓	Maintain rigorous stock ownership and retention guidelines for our executive officers and directors.	x	No excessive perquisites.
✓	Continue a robust shareholder outreach program to solicit investor feedback on compensation plan design and disclosure, which we will continue in connection with this Annual Meeting.	x	No hedging or pledging of the Company’s common stock.
✓	Require a "double trigger" for change-in-control payments to our Named Executive Officers, meaning that payments will not be triggered without a qualifying termination following a change in control, and to provide that any such change in control payment would be based on the average of the preceding three years' actual bonuses earned.	x	No option repricing or repurchases of underwater options without shareholder approval.

The Company’s 2020 Performance

As an industry, the Florida property insurance industry lost over $700 million in 2019 and over $1.6 billion in 2020, driven by catastrophe losses, higher catastrophe reinsurance costs, and an adverse claims environment stemming in large part from litigation abuse and other forms of social inflation of claim costs. The Company’s financial results for 2020 reflect the unprecedent impact of a record number of severe weather events, with thirty named storms including twelve named storms that made landfall in the U.S. The total impact of 2020 catastrophe losses was approximately $517.6 million gross which was reduced to $109.8 million, pre-tax, net of amounts ceded to our reinsurance partners and other recoveries including related claims handling revenues. Our 2020 results were also impacted by adverse prior year development of $16.5 million, pre-tax, in our non-core commercial general liability book, which continues to run off. The Company also recorded a non-cash charge of $11.7 million related to goodwill and other identifiable assets from the Maison acquisition. The Company took action to improve its profitability in its Florida homeowners business, including proactively increasing rates, further ensuring stringent underwriting standards, and controlling expenses. With the substantial amount of rate increases already approved the applicable departments of insurance (discussed further below), the Company believes it is well positioned for improved financial performance, in 2021 and beyond. Despite the challenges faced in 2020, the Company's accomplishments during 2020 included the following:

•We maintained an appropriate capital position in our insurance carriers, while conserving liquidity at the holding company, ending the year with risk-based capital ratios in excess of 300% in our insurance carriers and $59 million of liquidity at the holding company.

•We purchased additional reinsurance coverage, as we encountered significant weather events, to provide additional protection for our insurance companies and to reduce earnings volatility in future periods.

•As previously disclosed, our overall Florida and non-Florida rate increases represent over $90 million of potential incremental gross earned premium in 2021 as compared to 2020, assuming no change to our underlying book of business.

•As a result of our continued diversification strategy, our non-Florida homeowners gross written and gross earned premiums increased by 85% and 116%, respectively. Our non-Florida markets embody a more favorable operating environment, including less litigation and more flexibility in terms of setting rates.

•Due to the ongoing challenges within Florida, our Florida homeowners gross written premiums decreased by 2% driven by a 14% reduction in Florida policies in force, demonstrating that our rate actions are driving higher average premiums per policy.

•We have continued our exposure management efforts during 2020 and have reduced our total insured value by over 10% in Florida from $86.7 billion to 77.8 billion. Management limited countrywide total insured value growth to just over 2% from $147.7 billion to $150.8 billion.

•We successfully navigated disruption to the U.S. economy and to our own operations by the ongoing COVID-19 pandemic.

•We carefully re-positioned the investment portfolio in response to capital market implications from the COVID-19 pandemic, and did not experience any credit losses in the portfolio.

•We strengthened our management team by adding our Chief Operating Officer and Senior Vice-President of Claims.

•We have expanded our in-house legal department to over 25 legal professionals, enabling substantial savings in loss adjusting expenses as compared to the cost of outside counsel.

•Our Board of Directors established a Strategic Review Committee to oversee a review of the Company’s business plan, capital deployment, geographic footprint and long-term strategy in order to identify strategic alternatives in an effort to create additional value.

Results of Our Evaluations

The following table summarizes the Compensation Committee’s compensation decisions for 2020 for our Named Executive Officers, consistent with how the Compensation Committee views total compensation. This table reflects both the “Target” bonus amounts as approved by the Compensation Committee and the actual achievement thereof (as detailed in the footnotes to the table). The Compensation Committee reached its compensation decisions based on its evaluation of the Company's performance relative to the incentive criteria established at the beginning of 2020, while taking into account actual progress made toward important Company initiatives and the impact of the unprecedent level of severe weather and other events during 2020. For comparative purposes, the table also presents 2019 and 2018 compensation decisions for our Named Executive Officers. While the table below summarizes how the Compensation Committee views compensation, it is not a substitute for the tables and disclosures required by the SEC’s rules, which begin on page 33. Further detail on how individual pay decisions were made and descriptions of the elements of compensation can be found following this table.

When determining the number of shares that a given dollar-denominated grant represents, the Company follows the practice of flooring the per-share value at book value per share, if the grant date share price is less than book value per share. This has the effect of reducing the number of shares granted for grants that occur when book value per share exceeds that actual share price. Herein, we refer to the grant value computed on the basis of the greater of the share price or book value per shares as the “ascribed value.” In the table that follows, for performance-based grants and time vested awards that are granted on a dollar-denominated basis, both the target and actual amounts are presented on the basis of ascribed value. For March 2021 grants, ascribed value includes the impact on share count of the Company's recent follow-on equity offering. Time-vesting awards that are defined based a specific share count are valued using the grant date share price. The column labeled “Equity Awards at Grant Date Fair Value” presents all share grants on the basis of the grant date share price, and is useful for reconciling the table below with the tables and disclosures required by the SEC rules, later in this document.

Named Executive Officer	Year	Base Salary Rate	Annual Incentive and Other Cash Awards		Long-Term Incentive and Other Share-Based Awards		Total Compensation		Equity Awards at Grant Date Fair Value
			Target	Actual	Target	Actual-to-Date	Target	Actual-to-Date
Michael H. Braun, Chief Executive Officer and President (1)	2020	$1,000,000	$500,000	$—	$1,500,000	$591,000	$3,000,000	$1,591,000	$897,082
	2019	1,000,000	1,050,000	—	700,000	—	2,750,000	1,000,000	699,997
	2018	1,000,000	875,000	534,167	875,000	76,384	2,750,000	1,610,551	872,836
Ronald A. Jordan, Chief Financial Officer (2)	2020	350,000	210,000	50,000	140,000	11,575	700,000	411,575	107,494
	2019	325,000	195,000	100,000	130,000	34,254	650,000	459,254	164,251
	2018	290,000	108,750	100,000	108,750	109,052	507,500	499,052	208,463
Patrick McCahill, Chief Operating Officer (3)	2020	350,000	—	145,000	—	11,575	350,000	506,575	11,575
	2019	—	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—	—

(1)No annual incentive award was paid to Mr. Braun for 2020 or 2019. The 2020 long-term incentive award of 28,985 shares of restricted stock (at Target payout level) was granted in 2020 for performance-based goals to be met over a three-year period from 2020 to 2022. Such goals were not met in 2020, resulting in the forfeiture to date of 9,662 shares (or $167,000 based on the grant date ascribed value) from this grant. In recognition of certain accomplishments along with a desire to maintain long-term compensation alignment between the Company and the CEO, Mr. Braun was granted 50,000 shares of restricted stock (or $591,000 based on the grant date share price) in 2020 that time-vest over five years. The 2019 long-term incentive award of 38,824 shares of restricted stock (at Target payout level) was granted in 2019 for performance-based goals to be met over a three-year period from 2019 to 2021. Such goals were not met in 2019 and 2020, resulting in the forfeiture to date of 25,883 shares (or $467,000 based on the grant date ascribed value) from this grant. The 2018 annual incentive award was paid in 2019 for short-term performance goals met in 2018 and included a discretionary component. The 2018 long-term incentive award of 53,713 shares of restricted stock (at Target payout level) was granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020. Such goals were not met in 2018 and 2019 while a small portion (4,689 shares) vested in 2020, resulting in the forfeiture of 49,024 shares (or $799,000 based on the grant date ascribed value) from this grant.
(2)No annual incentive award was paid to Mr. Jordan for 2020 or 2019. The 2020 long-term incentive award of 8,115 shares of restricted stock was granted in 2020 for performance-based goals to be met over a three-year period from 2020 to 2022. Such goals were not met in 2020, resulting in the forfeiture to date of 2,705 shares (or $47,000 based on the grant date ascribed value) from this grant. In recognition of the successful integration of the Maison Companies, the execution of the quota-share treaty on FNIC's non-Florida book of business and other achievements, in March 2021, Mr. Jordan received a cash bonus of $50,000 and a grant of 2,500 shares of restricted stock (or $12,000 based on the grant date share price) that time-vest over five years. The 2019 long-term incentive award of 7,210 shares of restricted stock was granted in 2019 for performance-based goals to be met over a three-year period from 2019 to 2021. Such goals were not met in 2019 and 2020, resulting in the forfeiture to date of 4,807 shares (or $87,000 based on the grant date ascribed value) from this grant. In recognition of the successful execution of the acquisition of the Maison Companies and other achievements during 2019, in March 2020, Mr. Jordan received a cash bonus of $100,000 and a grant of 2,898 shares of restricted stock (or $34,254 based on the grant date ascribed value) that will vest over five years. The 2018 annual incentive award was paid in 2019 for short-term performance goals met in 2018, and included a discretionary component. The 2018 long-term incentive award includes: (1) 6,675 shares of restricted stock granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020. Such goals were not met in 2018 and 2019 while a small portion (556 shares) vested in 2020, resulting in the forfeiture to date of 6,119 shares (or $100,000 based on the grant date ascribed value) from this grant; and (2) 5,546 shares of restricted stock (or $100,000) granted in 2019 that time-vest over five-years.
(3)Mr. McCahill joined the Company in September 2020 and was not a participant in the 2020 incentive compensation plan. He received a cash sign-on bonus of $100,000 upon joining the Company. The 2020 cash bonus paid in March 2021 ($45,000) was pursuant to the terms of Mr. McCahill’s offer letter. In recognition of Mr. McCahill’s contributions to operational and expense efficiencies and other achievements, in March 2021, Mr. McCahill received a grant of 2,500 shares of restricted stock (or $12,000 based on the grant date share price) that time-vest over five years.

Realized Pay and Pay-for-Performance Alignment

We design our compensation program so that a substantial portion of our Chief Executive Officer’s pay is “at-risk,” meaning that the amount he may actually receive in any given year is dependent upon our stock price performance and achievement of other objective financial goals. As a result, we believe that Mr. Braun’s compensation correlates strongly to the Company’s financial performance.

The compensation reported in our Summary Compensation Table each year reflects the accounting value of our long-term awards, which is calculated based on potential outcomes, and does not necessarily represent the value our CEO ultimately realizes from those awards. Similarly, our CEO’s annual incentive award may pay out at levels more or less than the target depending on whether certain financial goals are met.

Because Mr. Braun’s compensation is variable from year to year, we believe that it is useful to compare his “Realized Pay” for the 2018, 2019 and 2020 fiscal years with his “Target” pay over the same period, as illustrated by the chart below:

For purposes of this chart, we define:

•“Target” pay as the compensation that Mr. Braun would receive if annual incentive awards are earned and long-term incentive awards vest at target levels, excluding “All Other Compensation” (which includes matching contributions to the Company’s 401(k) plan and other secondary benefits); and

•“Realized Pay” as the sum of (i) actual base salary received, plus (ii) actual annual incentive compensation earned (if any), plus (iii) the market value of time-based restricted stock granted (if any), plus (iv) the vest date market value of performance-based restricted stock that vested (if any), during the applicable year.

Shareholder Outreach and “Say-on-Pay”

In our 2020 advisory shareholder vote on executive compensation, our say-on-pay proposal received the affirmative vote of 95.3% of the shares voted on the proposal, reflecting the Compensation Committee’s meaningful efforts to seek and receive guidance from shareholders regarding the Company’s executive compensation plans. These efforts are designed to better understand and address investor objectives and concerns, while continuing to evolve our compensation practices in a way that both meets the Board’s compensation goals and benefits our shareholders. Overall, we believe the positive input received through our engagement efforts confirm the structural soundness of our executive compensation program.

We value shareholder feedback and facilitate and encourage extensive annual shareholder interaction. In recent years, we have regularly engaged with our shareholders to seek their feedback on our strategy, executive compensation, and corporate governance practices. In the first quarter of 2021, we have contacted the Company’s top 50 shareholders, representing 75% of our outstanding common stock. The Company plans to maintain accessibility with all of our shareholders and proactively facilitate dialogue with our largest shareholders including a variety of topics, such as the effect of the COVID-19 pandemic, environmental, social and governance issues, diversity and inclusion, our compensation philosophy, the Board’s oversight of risk management, and other matters. We intend to continue this outreach process in connection with our 2022 Annual Meeting. We may also hold discussions with the major proxy advisory firms to learn more about their perspectives, policies and evaluation of our executive compensation program.

The Compensation Committee carefully considered the shareholder feedback and guidance it has received over the years and continued to refine the positive changes to our executive compensation program previously implemented.

What We Heard	How We Responded
▪	The metrics used to determine awards under the short and long-term incentive plans should be different from one another and closely tied to Company performance, but that the Compensation Committee should retain a reasonable level of discretionary authority.
▪	The Compensation Committee approved a formula-based short and long-term incentive plan structure for evaluating our Chief Executive Officer’s performance, with a portion of his incentive award based on annual financial goals that reflect the Company’s financial and operating performance on a year-to-year basis, and a portion based on long-term financial goals that reflect the growth realized by the Company’s shareholders over a more extended horizon. For the 2020 plan, we reduced the short-term component of the Chief Executive Officer's performance-based incentive opportunity from 60% to 50%.

▪	The use of increase in gross revenues as a performance metric may encourage growth at the expense of overall profitability.	▪	Beginning with the 2019 incentive compensation plan, we eliminated the performance-based metric related to increasing in gross revenues. Such action is consistent with our stated focus on increasing our profitability and growing our net income.

▪	The Company should clearly disclose the performance metrics, goals and weighting that were considered when determining our Named Executive Officers’ incentive compensation payouts.	▪	We have substantially revamped and restructured our Compensation Discussion and Analysis to provide a more detailed and transparent presentation of the alignment between pay and performance. Although the Company does not provide earnings guidance, and accordingly has not disclosed the specific measurement levels for certain performance metrics, we have expanded our disclosures to provide certain measurement levels and otherwise describe how the measurement levels were determined. We have also included a complete discussion of the performance goals met and not met.

▪	The Company should consider amending its executive employment agreement(s) from a “single-trigger” for the payment of change of control bonus to a “double-trigger” for payment.	▪	We amended our Chief Executive Officer’s employment agreement to provide for a “double- trigger” for payment of his change of control bonus and to modify the calculation of that bonus to be based on the average of the Chief Executive Officer’s actual bonuses received for the three years prior to the change of control. This same provision was incorporated into the employment agreement recently executed with our Chief Financial Officer.

Evaluation Process

The Compensation Committee conducts an annual review of the total compensation of our executive officers, executive compensation, as well as the mix of elements used to compensate our Named Executive Officers. This review is based in part on an analysis of feedback from shareholders and current best practices in executive compensation and in part on a survey of executive compensation paid by various comparable publicly traded property and casualty insurance companies as reported in each company’s proxy statement. In evaluating executive compensation programs of peer companies, the Compensation Committee considers both a group of direct peers and a broader group of peers.

    For 2020, our direct peer group encompassed publicly traded companies that compete with us in the Florida homeowners insurance market, a market with unique performance characteristics and competitive factors:

–Heritage Insurance Holdings, Inc. (NYSE: HRTG)
–HCI Group, Inc. (NYSE: HCI)
–United Insurance Holdings Corp. (NASDAQ: UIHC)
–Universal Insurance Holdings, Inc. (NYSE: UVE).

This direct peer group remains the same for 2021.

In addition to the four Florida-based insurance companies listed above, the Company included the following companies in its peer group for comparison purposes for 2020:

–Safety Insurance Group Inc. (NASDAQ: SAFT)
–Donegal Group Inc. (NASDAQ: DGICA)
–Greenlight Capital Re Ltd. (NASDAQ: GLRE)
–Hallmark Financial Services (NASDAQ: HALL)
–First Acceptance Corp. (NYSE: FACO)
–Protective Insurance Corp (Baldwin & Lyons) (NASDAQ: PTVCB)
–Palomar Holdings Inc. (NASDAQ: PLMR)
–Kingstone Cos Inc. (NASDAQ: KINS)
–Global Indemnity Ltd (NASDAQ: GBLI)
–AMBAC Financial Group (NASDAQ: AMBC)

This broader peer group was updated for 2019 as compared to the 2018 peer group to include companies that have a closer alignment with the Company's core business and that are of comparable size. These additional peers provide the Compensation Committee with a broader perspective of compensation practices among relevant insurance companies. The Committee assessed the competitiveness of the Company’s compensation program in comparison to the entire peer group, as well as the subset of the Company’s direct peers listed above who are the Company’s primary publicly traded competitors in the Florida homeowners insurance market.

We also consider the industry knowledge and experience of our Committee members to be an important component of our compensation review process. Our Committee members each have substantial management experience in running businesses in the insurance, reinsurance, financial services and accounting industries, many of which have substantial management teams. As a result, their personal experience extends to developing and implementing management compensation and incentive programs, enabling our Committee members to use that experience when reviewing the Company’s executive compensation programs and working with MacKenzie Partners to make appropriate updates.

Elements of Compensation

    The Compensation Committee has been committed to updating the Company’s executive compensation programs to reflect the Company’s growth and the evolution of best practices, and to reflect the feedback received as a result of our outreach to our largest shareholders. In that regard, the Compensation Committee approved in 2016 and 2017 a significant revamp of the Company’s compensation practices, in particular the incentive compensation of the Company’s Chief Executive Officer and President. These updated compensation practices have been carried forward into 2020 and 2021. The Company’s executive compensation programs for its Named Executive Officers consist of elements described below.

    Base Salary. The Compensation Committee annually reviews the base salaries of the Named Executive Officers, and considers a number of factors, such as each Named Executive Officer’s level of responsibility, performance during the prior fiscal year (with respect to specific areas of responsibility and on an overall basis), past and present contributions to and achievement of

Company goals, historical compensation levels of the Named Executive Officer, and the Company’s financial condition and results of operations.

    Because of the unique performance characteristics and competitive factors in the Florida homeowners’ insurance industry, the Compensation Committee believes comparing the Company’s executive compensation to that of its direct peer group of Florida-based insurers, Heritage Insurance Holdings, Inc. (NYSE: HRTG), HCI Group, Inc. (NYSE: HCI), United Insurance Holdings Corp. (NASDAQ: UIHC) and Universal Insurance Holdings, Inc. (NYSE: UVE), provides the most meaningful insights into executive compensation. The unique factors that strongly influence the financial results of the Florida homeowners’ insurers include, among other things: the significance and complexities of exposure management, the potential occurrence of one or more severe hurricanes that can materially affect financial performance and that has driven national competitors from the market, the existence and large presence with the Florida market of a state-controlled insurer-of-last-resort in Citizens Property Insurance Corporation (“Citizens”) and the extent to which Citizens is seeking or reducing policies at any time and the market impact of fluctuations in its risk appetite, the significant percentage of properties in high-risk coastal areas, and the litigiousness of the Florida market. Because of the similarity of our operations, this peer group also represents the market in which we most directly compete for executive talent. Accordingly, the Compensation Committee’s analyses focus significantly on our Chief Executive Officer’s base salary as compared to the annual base salaries of the chief executive officers of our Florida-based direct peer group, as described in the table below:

Company	2018 Annual CEO Salary (A)	2019 Annual CEO Salary (A)
Universal Insurance Holdings, Inc.	$2,217,500	$1,000,000
Heritage Insurance Holdings, Inc.	$2,205,000	$2,302,529
United Insurance Holdings Corp.	$1,000,000	$1,000,000
FedNat Holding Company	$1,000,000	$1,000,000
HCI Group, Inc.	$950,000	$950,000
Median (excluding FNHC)	$1,602,500	$1,000,000

(A)As reported in each company’s proxy statement.

The data from the table above enabled the Compensation Committee to measure our Chief Executive Officer’s base salary against the base salary levels for the chief executive officers of our Florida-based direct peer group. For 2020, based on the Company’s results for 2019 and a comparison of Mr. Braun’s salary to that of the direct peer group, Mr. Braun’s base salary remained the same. The Compensation Committee also determined that Mr. Braun’s salary would remain unchanged for 2021.

Based on an analysis of market rates for 2020, our Chief Financial Officer's base salary was set at $350,000. The Compensation Committee also determined that Mr. Jordan's salary would remain unchanged for 2021. Our Chief Operating Officer's salary was set at $350,000 in conjunction with Mr. McCahill joining of the Company in September 2020 and remains unchanged for 2021.

Incentive Compensation. Consistent with the Company’s pay-for-performance philosophy of compensating our Named Executive Officers for the Company’s achievements for the prior year and their roles in those achievements, and reflecting the feedback received over the years from outreach to our largest shareholders, in 2017 the Compensation Committee completely revamped the incentive compensation of our Chief Executive Officer, and has continued to refine it in each subsequent year. As part of this revamp, the Compensation Committee required for the annual bonus that the Company’s net income achieve a specified minimum threshold, in addition to the performance criteria described below. The revamped pay-for-performance compensation structure also includes a discretionary component that allows the Compensation Committee to consider achievement in other Company initiatives when determining the annual award.

The Compensation Committee determined the specific target levels for 2020 for the chosen performance metrics for both the annual and long-term components by extrapolating the Company’s recent actual performance results with respect to each metric. The Committee also considered the Company’s projected and longer-term historic performance, as well as that of the direct peer group of Florida-based homeowners insurers and of the property and casualty insurance industry generally, when determining the target levels for each metric. The selected performance levels in 2020 were lower than in prior years as a direct result of external headwinds facing both the Company and the Florida property insurance industry that the Board incorporated into the compensation plan. The target levels of the metrics are intended to incentivize our Chief Executive Officer to direct the Company’s future in a reasonable and efficient manner, while the maximum levels are intended to reward extraordinary accomplishments. The threshold levels reflect that, while the Company’s results can be severely impacted by events completely beyond the Company’s control, the Company’s ability to manage its exposure, effectively structure its reinsurance program and take other steps to improve expense control can mitigate the impact of those events. As described further below, no cash payouts or vesting of performance-based shares were achieved during 2020 related to the 2020 measures.

Annual Incentive Plan. For 2020, 50% of Mr. Braun’s performance-based incentive compensation consisted of an annual bonus payable in cash based on controlling expenses (25%) and targeted EBITDA (25%). The Compensation Committee determined that these annual financial and operating metrics selected for the annual incentive plan appropriately reflected the important measurements of the Company’s results of operations on a year- to-year basis, provided incentives to grow the Company’s business in a cost-effective way, and enabled the Compensation Committee to reward important achievement of the Company’s initiatives.

For 2020, the Company’s actual performance as compared to the metrics used in our Chief Executive Officer’s annual bonus plan was as follows:

•Expense control was 40.6%, which was between the Threshold level of 45.0% and the Target level of 40%, corresponding to achievement at the level of 94% of Target; and
•EBITDA was negative and well below the Threshold level of payout of $25 million.

However, the Company's net income for 2020 was below the $4 million minimum threshold determined by the Compensation Committee for payouts under the annual incentive plan to occur. As a result, Mr. Braun did not receive a bonus under the annual component of the incentive plan for 2020.

    Long-Term Incentive Plan. The remaining 50% of Mr. Braun’s 2020 performance-based incentive compensation consisted of a long-term incentive bonus payable in equity, based in equal parts on return on equity ("ROE"), excluding investment gains and losses, and increasing book value per share, excluding changes in accumulated other comprehensive income ("AOCI"). These components are measured over successive one-year performance periods (but the goals are not modified from period to period), and the equity granted vests 1/3 annually beginning one year after the grant date. The 2020 Long-Term Incentive Plan also included a discretionary time-based equity component of up to 33-1/3% of the 2020 plan (or up to $1 million).

The performance metrics selected by the Compensation Committee for the 2020 long-term incentive plan are appropriate measures of the Company’s success over a longer time horizon, with particular emphasis on the measurements that are meaningful to the Company’s shareholders and relevant to the Company’s long-term business strategy and also contemplate the unique aspects of the Company’s business, in particular the material impact of hurricanes and other severe weather events that are inherently difficult to predict during any one year. The Compensation Committee believes that the annual measurement of the ROE and increase in book value per share metrics provides an appropriate means of measuring long-term performance in an industry where external events (i.e. hurricanes), pricing cycles, and claims trends (such as assignment of benefits and likelihood of litigation) can have a material impact on the Company’s appetite for growth and its financial and operational results.

2020 Achievement - Year 1 of 2020 Plan. The Company’s performance for 2020 as compared to the metrics used in our Chief Executive Officer’s long-term incentive plan was as follows:

•ROE, excluding investment gains and losses, was negative and well below the Threshold level of payout of 6%; and
•Increase in book value per share, excluding changes in AOCI, was negative and below the Threshold level of payout of 3%.

As a result, Mr. Braun forfeited 9,662 performance-based shares (or $167,000 based on the grant date ascribed value) that had been granted for 2020 under the long-term incentive plan.

2020 Achievement - Year 2 of 2019 Plan. 2020 represented year two of the long-term portion of Mr. Braun's 2019 incentive compensation. The Company’s performance as compared to the metrics used was as follows:

•ROE, excluding investment gains and losses, was negative and below the Threshold level of payout of 10%; and
•Increase in book value per share, excluding changes in AOCI, was negative and below the Threshold level of payout of 8%.

As a result, Mr. Braun forfeited 12,941 performance-based shares (or $233,000 based on the grant date ascribed value) that had been granted for 2019 under the long-term incentive plan.

2020 Achievement - Year 3 of 2018 Plan. 2020 represented year three of the long-term portion of Mr. Braun’s 2018 incentive compensation. The Company’s performance as compared to the metrics used was as follows:

•Increase in gross revenues, adjusted for the impact of new quota-share treaties entered during the second half of 2020, was 12.5%, which was between the Threshold level of 10% and the Target level of 15% resulting in the vesting of 4,689 performance-based shares, with a fair value of $22,000 based on the vest date share price;
•Increase in book value per share, excluding changes in AOCI, was negative and below the Threshold level of payout of 8%; and
•The Relative TSR metric was below the Threshold level of payout, which was defined as 75% of the peer group average over the same period.

As a result, Mr. Braun forfeited 25,152 performance-based shares (or $410,000 based on the grant date ascribed value) that had been granted for 2018 under the long-term incentive plan.

2020 Achievement - 2020, 2019, and 2018 Plans Combined. For the 2020, 2019, and 2018 long-term incentive plans on a combined basis, total long-term incentive compensation forfeited by our Chief Executive Officer based on the Company’s 2020 performance was approximately $810,000, based on the related grant date ascribed values.

Discretionary Time-Based Grant for 2020. The 2020 plan for Mr. Braun provided for a discretionary, time-based component. The Compensation Committee determined that certain initiatives and accomplishments should be recognized along with a desire to maintain long-term compensation alignment between the Company and the CEO. These initiatives and accomplishments included the significant reduction of policies and total exposures within Florida while simultaneously diversifying the Company’s business in a material way outside of Florida. Accordingly, in March 2020, Mr. Braun was granted 50,000 time-vesting shares, or $591,000 based on the grant date share price, that vest over five years.

Changes for 2021 Plan. As detailed under “Shareholder Outreach and Say on Pay” above, the Company has proactively sought shareholder input on its compensation practices. Based in part on feedback received from shareholders in recent years, and also taking into account current and expected economic and industry trends likely to impact Florida-based homeowners insurers, the Compensation Committee approved several changes to the incentive compensation plan for 2021, which the Company believes retains the goals of relating executive compensation to Company growth and shareholder returns, and retaining executive leadership. These changes include:

•The elimination of the time-based equity component that had been introduced into the Long-Term Incentive Plan in the 2020 plan, representing a $1 million reduction in the CEO’s total incentive opportunity across all payout thresholds; and
•Adjustments to the relative weighting of the underlying metrics contained in the Annual Incentive Plan and the performance-based component of the Long-Term Incentive Plan, including the replacement of the expense control metric with a discretionary component in the 2021 Annual Incentive Plan.
•The total amount of discretion available to the Compensation Committee with respect to compensation of the CEO has been reduced from $1 million in the 2020 Plan to $400,000 in the 2021 Plan.

Compensation of our Chief Executive Officer. The performance-based components, including the relative weightings and Payout Factors, of the CEO incentive compensation plan for 2021 are as follows:

2021 Annual Incentive Plan:		CEO Payout Factors

Performance Metrics	Weight	Threshold	Target	Maximum
EBITDA	0.30	0.50	1.00	2.00
Discretionary Component	0.20	0.50	1.00	2.00
Total	0.50

2021 Long-Term Incentive Plan (Performance-Based):		CEO Payout Factors

Performance Metrics	Weight	Threshold	Target	Maximum
ROE	0.25	0.50	1.00	2.00
Increase in Book Value per Share	0.25	0.50	1.00	2.00
Total	0.50
Note: The potential payout for each metric is calculated as base salary x Payout Factor x Weight.

The Threshold, Target and Maximum measurement levels were determined by the Compensation Committee with reference to the historical performance of the property and casualty insurance industry generally, adjusted to reflect the unique characteristics of the Florida property insurance market, and the Company specifically. Each level was developed such that the threshold level was reasonably achievable with good Company performance, the target level was achievable with superior Company performance, and the maximum level was achievable with exemplary Company performance. It should be specifically noted that the Company does not provide earnings guidance, nor does it intend that the measurement levels provided be interpreted as financial projections or indicative of the Company’s expectations as to its financial results for any current or future periods. Accordingly, the Company is not providing the measurement levels for the EBITDA, ROE or Book Value Per Share metrics at this time so as to avoid any interpretation of forward earnings guidance. Consistent with the Company’s prior practices, the Company will disclose its results with respect to all of these performance metrics in its 2022 proxy statement.

The Compensation Committee maintained the EBITDA metric in the annual component of the plan, which along with a discretionary component comprises 50% of the 2021 Incentive Plan. ROE and increase in book value per share were maintained in the long-term component, which comprises 50% of the 2021 Incentive Plan. The resulting total potential payouts are $0.5 million, $1.0 million and $2.0 million at Threshold, Target and Maximum, respectively, with 50% attributable to the annual incentive (payable in cash) and 50% attributable to the long-term incentive (payable in Company stock). The Compensation Committee believes the performance-based components of the 2021 Incentive Plan appropriately balance our Chief Executive Officer’s focus on both the short-term and long-term success of the Company.

The total payout for both the annual and long-term incentive bonuses on a combined basis will be based on Mr. Braun’s base salary of $1,000,000 for 2021, at the Threshold, Target and Maximum payout factors indicated in the table above. No payouts will be made under the performance-based component of the Annual Incentive Plan unless the Company’s 2021 net income is above a minimum threshold as determined by the Compensation Committee.

The Compensation Committee determined that Mr. Braun will receive no increase in base salary for 2021 when determining the Threshold, Target and Maximum percentages of base salary for his 2021 Incentive Plan. In addition, the Compensation Committee believes that our Chief Executive Officer’s prospective maximum payout under his annual and long-term incentive compensation plan for 2021 is well within the range of the actual awards made by the Company’s direct peer group. The Compensation Committee believes that the Company’s performance measures, as amended, are appropriate when compared to the Company’s broader peer group as well.

The table below outlines our Chief Executive Officer's total 2021 Incentive Plan, including the performance-based and time-based components:

2021 CEO Incentive Plan		CEO Payout Factors

Annual - Performance-Based:	Weight	Threshold	Target	Maximum
EBITDA	0.30	$125,000	$250,000	$500,000
Discretionary Component	0.20	125,000	250,000	500,000
Total	0.50	250,000	500,000	1,000,000

Long-Term - Performance-Based:
ROE	0.25	125,000	250,000	500,000
Increase in Book Value per Share	0.25	125,000	250,000	500,000
Total	0.50	250,000	500,000	1,000,000

Total - Performance-Based	1.00	$500,000	$1,000,000	$2,000,000

Compensation of our Chief Financial Officer and Chief Operating Officer. For 2020, our Chief Financial Officer, Ronald A. Jordan, received an annual base salary of $350,000. He was also entitled to receive for 2020 an annual bonus, payable in stock and cash, with a target of 100% of his base salary and a maximum of 200% of his base salary, subject to the same performance criteria detailed above for the Chief Executive Officer. As described above, for 2020 the Company achieved at a level between target and maximum for the expense control metric, corresponding to achievement at 94% of Target. However, because the Company's 2020 net income did not exceed the pre-determined minimum established by the Compensation Committee, Mr. Jordan did not receive any Annual Incentive Plan payments under the plan. In recognition of the successful integration of the Maison Companies and execution of quota-share treaty covering FNIC's non-Florida book of business, among other achievements, the Compensation Committee in March 2021 awarded Mr. Jordan a cash bonus of $50,000 and granted him 2,500 shares of restricted stock (or $12,000 based on the grant date share price) that will vest over five years.

With respect to Mr. Jordan's award under his long-term bonus plan, as described above, the Company did not achieve during 2020 the Threshold level of either of the annually measured metrics used in our long-term plan for 2020 or 2019. As a result, Mr. Jordan forfeited 2,705 performance-based shares (or $47,000 based on the grant date ascribed value) that had been granted for 2020 under the long-term plan and 2,403 performance-based shares (or $43,000 based on the grant date ascribed value) that had been granted for 2019 under the long-term plan. Under the 2018 long-term plan, as described above related to the Chief Executive Officer’s compensation, the increase in gross revenues metric, was 12.5%, which was between the Threshold level of 10% and the Target level of 15% resulting in the vesting of 556 performance-based shares, with a fair value of $3,000 based on the vest date share price. Mr. Jordan forfeited 3,153 performance-based shares (or $51,000 based on the grant date ascribed value) that had been granted for 2018 under the long-term plan. For the 2020, 2019, and 2018 long-term incentive plans on a combined basis, total long-term incentive compensation forfeited by our Chief Financial Officer based on the Company’s 2020 performance was approximately $141,000, based on the related grant date ascribed values.

For 2021, Mr. Jordan’s base salary is $350,000, unchanged from 2020.

Our Chief Operating Officer, Patrick McCahill, joined the Company in September 2020 and was not a participant in the 2020 incentive compensation plan. His salary was set at $350,000, which will remain unchanged for 2021. Mr. McCahill received a cash sign-on bonus when he joined the Company, and a cash bonus in March 2021 pursuant to the terms of his offer letter. In recognition of Mr. McCahill’s contributions to operational and expenses efficiencies and other achievements during his tenure, in March 2021, Mr. McCahill received a grant of 2,500 shares of restricted stock (or $12,000 based on the grant date share price) that will vest over five years.

For our Chief Financial Officer and Chief Operating Officer, the incentive bonus for 2021 will be based on the same short-term and long-term metrics, weightings and payout factors as for our Chief Executive Officer, as disclosed above, and will be payable in cash for the short-term bonus and in stock for the long-term bonus. No payouts will be made under the performance-based component of the Annual Incentive Plan unless the Company’s 2021 net income is above a minimum threshold as determined by the Compensation Committee.

For 2021, the potential total incentive plan payouts to our Chief Financial Officer are $175,000 at Threshold, $350,000 at Target and $700,000 at Maximum. For 2021, the potential total incentive plan payouts to our Chief Operating Officer are $100,000 at Threshold, $200,000 at Target and $400,000 at Maximum.

2018 Omnibus Incentive Compensation Plan. Our Omnibus Incentive Compensation Plan, which was adopted by the Board of Directors and approved by our shareholders in 2018, authorizes us to grant a variety of equity incentive awards, such as incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, and performance shares to officers, directors and executive, managerial, administrative and professional employees of the Company and its subsidiaries. Awards may be granted singly, in combination, or in tandem. Our Compensation Committee is the administrator of the equity plans. The Compensation Committee reviews and approves equity awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, and retention considerations, as well as a review of the individual’s existing share and option holdings. Equity grants have been made at the discretion of the Compensation Committee and/or executive management members, who have been granted limited authority by the Compensation Committee. To date, only restricted stock has been granted under the Omnibus Incentive Plan. The Omnibus Incentive Plan prohibits repricing of stock options and prohibits cash buyouts of underwater options, and requires a minimum vesting period of one year (except that up to 5% of the shares reserved under the Omnibus Incentive Plan may be granted without the minimum vesting requirement).

Other Employee Benefit Plans. Our employees, including our Named Executive Officers, are entitled to various employee benefits. These benefits include medical and dental care plans; flexible benefit accounts; life, accidental death and dismemberment and disability insurance; a 401(k) plan; and paid vacation.

Under our 401(k) plan, the Company matches 100% of the first 6% of participant elective contributions subject to IRS limitations and, from time to time, the Board of Directors approves an additional discretionary profit-sharing contribution. No additional contribution was approved for 2020. The Board of Directors intends to review the Company’s financial results annually to determine whether to approve a discretionary profit-sharing contribution in any future years.

Other Compensation. At the present time, we do not offer pension benefits or, except as described above, other forms of deferred compensation plans. The Compensation Committee periodically reviews the overall employment packages and benefits offered to the Company’s Named Executive Officers. The Compensation Committee believes that the benefits and perquisites offered to the Named Executive Officers are currently set at competitive levels for comparable companies, requiring no further changes at this time. The Compensation Committee may, however, at its discretion, modify or increase the Named Executive Officers’ executive benefits and perquisites, if it deems it appropriate or advisable.

Clawback Policy. The Board has adopted a clawback policy applicable to our Named Executive Officers and other current or former executive officers of the Company. Pursuant to this policy, the Company will have the right, in appropriate circumstances as determined by the Board in its sole discretion, to seek to recover all or any part of the cash or equity incentive-based compensation granted to our Named Executive Officers or such other executive officers during the three fiscal years preceding the date on which the Company is required to prepare an accounting restatement to correct a material error, if the restatement is required because of a knowing violation of SEC rules and regulations, GAAP, other applicable legal or regulatory requirements, or Company policy by a Named Executive Officer or such other executive officer. Incentive-based compensation subject to the policy includes any cash or equity compensation granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. Financial reporting measures include measures that are based on accounting principles used in preparing the Company’s financial statements, measures that are derived from information in the Company’s financial statements, and stock price and total shareholder return. The Board will have the discretion to forgo such recovery if it determines that seeking such recovery would be unreasonable or not in the Company’s best interests.

Stock Ownership and Retention Guidelines. The Board has implemented stock ownership guidelines applicable to our Named Executive Officers. Under these guidelines, our Chief Executive Officer is required to hold shares of the Company’s common stock with a value of at least six times his annual salary rate, and our Chief Financial Officer is required to hold shares with a value of at least three times his annual salary rate. The guidelines further provide that the Named Executive Officers should achieve the guideline amounts within five years of becoming subject to the policy and, until the guideline amounts are achieved, the Named Executive Officers must retain 66-2/3% of any shares received as equity grants from the Company, net of shares withheld or sold to pay taxes. The Board also prohibits hedging or pledging the Company’s common stock, without exception.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s SEC filings, including its proxy statement for the 2021 Annual Meeting of Shareholders.

Respectfully Submitted
April 1, 2021

/s/ David W. Michelson, Committee Chair
/s/ Richard W. Wilcox, Jr.
/s/ Jenifer G. Kimbrough
/s/ Thomas A. Rogers
/s/ Bruce F. Simberg
/s/ David K. Patterson

Summary Compensation Table

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers for the years indicated:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Michael H. Braun Chief Executive Officer, President	2020	$1,000,000	$—	$897,082	(4)	$—	$—	$—	$18,462	$1,915,544
	2019	1,000,000	—	699,997	(5)	—	—	—	16,800	1,716,797
	2018	1,000,000	—	872,836	(6)	—	534,167	—	16,200	2,423,203
Ronald A. Jordan Chief Financial Officer	2020	350,000	50,000	107,494	(7)	—	—	—	17,100	524,594
	2019	325,000	100,000	164,251	(8)	—	—	—	16,800	606,051
	2018	290,000	—	208,463	(9)	—	100,000	—	15,427	613,890
Patrick McCahill Chief Operating Officer	2020	102,083	145,000	11,575		—	—	—	1,615	260,273
	2019	—	—	—		—	—	—	—	—
	2018	—	—	—		—	—	—	—	—

(1)Reflects cash bonuses earned by the Named Executive Officer for the applicable fiscal year but that were paid in the following fiscal year. In addition, Mr. McCahill received a sign-on bonus of $100,000 upon joining the Company in 2020. Mr. McCahill was not a participant in the Company's incentive compensation plan in 2020.
(2)Reflects annual incentive bonuses based on performance criteria for the stated year, each of which were paid in the following fiscal year.
(3)See table "All Other Compensation" below for an itemized disclosure of this element of compensation.
(4)Reflects long-term incentive award of 28,985 shares (at Target payout level) of restricted stock granted in 2020 for performance-based goals to be met over a three-year period from 2020 to 2022, of which certain goals were not met in 2020, resulting in the forfeiture of 9,662 shares (or $102,000 based on the grant date share price), thus far, from this grant. In recognition of certain accomplishments along with a desire to maintain long-term compensation alignment between the Company and the CEO, Mr. Braun was granted 50,000 shares of restricted stock (or $591,000 based on the grant date share price) that time-vest over five years.
(5)Reflects long-term incentive award of 38,824 shares (at Target payout level) of restricted stock granted in 2019 for performance-based goals to be met over a three-year period from 2019 to 2021, of which certain goals were not met in 2019 and 2020, resulting in the forfeiture of 25,883 shares (or $467,000 based on the grant date share price), thus far, from this grant.
(6)Reflects long-term incentive award of 53,713 shares (at Target payout level) of restricted stock granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020, of which certain goals were not met in 2018, 2019 and 2020, resulting in the forfeiture of 49,024 shares (or $797,000 based on the grant date share price) from this grant.
(7)Reflects (1) long-term incentive award of 8,115 shares (at Target payout level) of restricted stock granted in 2020 for performance-based goals to be met over a three-year period from 2020 to 2022, of which certain goals were not met in 2020, resulting in the forfeiture of 2,705 shares (or $32,000 based on the grant date share price), thus far from this grant; and (2) 2,500 shares of restricted stock (or $12,000 based on the grant date share price) that time-vest over five years.
(8)Reflects (1) long-term incentive award of 7,210 shares (at Target payout level) of restricted stock granted in 2019 for performance-based goals to be met over a three-year period from 2019 to 2021, of which certain goals were not met in 2019 and 2020, resulting in the forfeiture of 4,807 shares (or $87,000 based on the grant date share price), thus far from this grant, and (2) 2,898 shares of restricted stock (or $34,254 based on the grant date share price) granted in 2020 that time-vest over five-years.
(9)Reflects (1) long-term incentive award of 6,675 shares (at Target payout level) of restricted stock granted in 2018 for performance-based goals to be met over a three-year period from 2018 to 2020, of which certain goals were not met in 2018, 2019 and 2020, resulting in the forfeiture of 6,119 shares (or $99,000 based on the grant date share price) from this grant, and (2) 5,546 shares of restricted stock (or $100,000 based on the grant date share price) granted in 2019 that time-vest over five-years.
(10)Reflects 2,500 shares of restricted stock (or $12,000 based on the grant date share price) that time-vest over five years.

ALL OTHER COMPENSATION

Name	Year	Auto	Relocation Fees	Insurance Benefits (1)	Contribution to 401(k) Plan (2)	All Other Compensation Total
Michael H. Braun	2020	$—	$—	$—	$18,462	$18,462
	2019	—	—	—	16,800	16,800
	2018	—	—	—	16,200	16,200
Ronald A. Jordan	2020	—	—	—	17,100	17,100
	2019	—	—	—	16,800	16,800
	2018	—	—	—	15,427	15,427
Patrick McCahill	2020	—	—	—	1,615	1,615
	2019	—	—	—	—	—
	2018	—	—	—	—	—

(1)Represents premiums for medical insurance.
(2)Represents matching contributions and a discretionary profit contribution made by the Company on behalf of the Named Executive Officers to the Company’s 401(k) plan.

Employment Agreements

Michael H. Braun, Chief Executive Officer and President. We have been a party to an employment agreement with Michael H. Braun, our Chief Executive Officer and President, since 2012, which amended and restated Mr. Braun’s prior employment agreement. In a 2015 amendment, the term of his employment agreement was extended to four years from the date of the amendment with automatic extensions so that at all times the balance of the term is not less than two years unless sooner terminated as provided in the employment agreement. Under his agreement, Mr. Braun’s annual base salary, which may be increased at any time during the term of the agreement, is $1,000,000. Mr. Braun is also entitled to receive such bonuses and increases as may be awarded by the Board of Directors. It also contains customary confidentiality and non-solicitation provisions.

Mr. Braun is entitled to receive certain payments upon the termination of employment under certain circumstances as set forth in his agreement, as amended. If his employment is terminated by us without Cause (as defined in his agreement), we must make a lump sum payment to the executive equal to two years' base salary (the “Termination Severance”). In addition, all unvested stock options and any other outstanding equity awards will become vested. If Mr. Braun’s employment with us is terminated for Cause or as a result of his death or disability, he will be entitled to his base salary prorated through the date of the termination and any benefits due him as may be provided under the applicable plan, program or arrangement.

The agreement also provides for payments to him if he is employed by us on the date on which a Change of Control occurs. Under the agreements, a “Change of Control” will be deemed to have occurred if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the owner or beneficial owner of our securities having 50% or more of the combined voting power of our then-outstanding securities that may be voted for the election of our directors (other than as a result of an issuance of securities initiated by us, or open market purchases approved by our Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were our directors before such transactions shall cease to constitute a majority of our Board, or any successor to us, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions. If, following a Change in Control, Mr. Braun’s employment is terminated by us (or any successor or subsidiary) without Cause or by the executive for Good Reason (as defined in his agreement), we will make a lump sum payment to the executive in an amount equal to two times the sum of his base salary immediately preceding the Change of Control plus the average of his actual bonus for the three fiscal years immediately preceding the Change of Control (the "Change of Control Severance"). Additionally, all unvested stock options and any other outstanding equity awards will become vested and the Company will provide Mr. Braun (and his family) with medical insurance for a period of two years after the date of such termination of employment at no cost and on the same terms and conditions as in effect on the date on which such termination of employment occurs.

If Mr. Braun is terminated by us without Cause prior to a Change of Control, and a Change of Control occurs within six months following such termination, then in addition to the Termination Severance described above, he will be entitled to an additional lump sum payment in an amount equal to (i) the Change of Control Severance, less (ii) the Termination Severance.

As a condition to Mr. Braun’s entitlement to receive the base salary amounts and equity award acceleration referenced above, he is bound by the terms of an agreement that sets forth certain restrictive covenants. Pursuant to the non-competition provisions of this agreement, as amended, he is prohibited from working in the insurance industry in any territories where the Company has been doing business for a period of two years from the date on which he terminates employment with the Company for any reason (other than without cause). For a period of two years after his employment is terminated, he is also prohibited from soliciting, for himself or for any third person, any employees or former employees of the Company, unless the employees have not been employed by the Company for a period in excess of six months, and from disclosing any confidential information that he learned about the Company during his employment.

Ronald A. Jordan, Chief Financial Officer. Mr. Jordan became the Company’s Chief Financial Officer in April 2017. On January 8, 2019, we entered into an employment agreement with him, pursuant to which he is entitled to receive base salary and incentive compensation as determined by the Compensation Committee of the Company’s Board of Directors. He is also entitled to receive medical insurance (including family coverage) and other benefits commensurate with that offered to other similarly situated employees.

The term of Mr. Jordan’s employment agreement, as amended on November 4, 2020, is two years from the date of the amendment with automatic extensions so that at all times the balance of the term is not less than two years unless sooner terminated as provided in the employment agreement. If Mr. Jordan’s employment is terminated by the Company without cause prior to a change of control of the Company (as defined in his employment agreement), Mr. Jordan will be entitled to receive in a lump sum payment severance equal to two times his annual base salary as in effect immediately prior to such termination (“Termination Severance”) and any accrued but unpaid bonuses, incentive compensation and other benefits (“Accrued Obligations”). In addition, any outstanding equity awards will vest. The Company will also provide Mr. Jordan and his family medical insurance coverage for two years at no cost (“Extended Medical Coverage”).

If Mr. Jordan’s employment is terminated because of his death or disability (as defined in his employment agreement), Mr. Jordan will be entitled to receive the Termination Severance (less, in the case of his disability, any amounts paid to him under a long-term disability policy) and the Accrued Obligations. The Termination Severance will be paid in a lump sum in the case of his death, and in accordance with the Company’s payroll practices, in the case of his disability. In addition, any outstanding equity awards will vest, and the Company will provide two years of Extended Medical Coverage to his family, in the case of his death, or to him and his family, in the case of his disability.

If Mr. Jordan’s employment is terminated by the Company without cause or is terminated by him for Good Reason (as defined in his employment agreement) following a change of control of the Company, Mr. Jordan will be entitled to receive in a lump sum payment severance equal to two times the sum of (a) his annual base salary in effect immediately prior to date of the definitive agreement for the transaction resulting in the change of control plus (b) the average of his incentive bonuses (annual and long-term) awarded for the three fiscal years immediately preceding the termination of his employment (“Change of Control Severance”). In addition, any outstanding equity awards will vest. The Company will also provide Mr. Jordan and his family Extended Medical Coverage for two years.

If Mr. Jordan’s employment is terminated by the Company without cause prior to a change of control, and a change of control occurs within six months of the termination of his employment, Mr. Jordan will be entitled to receive an additional payment equal to the difference between the Change of Control Severance to which he would have been entitled and the Termination Severance. If Mr. Jordan resigns, or is terminated by the Company for cause (as defined in the Employment Agreement), he will be entitled to receive only his base salary prorated through the date of termination and will forfeit any accrued but unpaid bonus or other incentive compensation or other benefits, unless otherwise provided under the applicable plan, program or arrangement.

Mr. Jordan’s employment agreement also sets forth a reaffirmation of the restrictive covenants in Mr. Jordan’s Confidential Information, Non-Solicitation and Non-Competition Agreement dated April 17, 2017.

Patrick McCahill, Chief Operating Officer. Mr. McCahill became the Company’s Chief Operating Officer on August 22, 2020. We entered into an employment agreement with him on August 22, 2020, pursuant to which he is entitled to receive base salary and incentive compensation as determined by the Compensation Committee of the Company’s Board of Directors. He is also entitled to receive medical insurance (including family coverage) and other benefits commensurate with that offered to other similarly situated employees.

Mr. McCahill’s employment agreement is for a two-year term beginning on the date of execution. If Mr. McCahill’s employment is terminated by the Company without Cause (as defined in his employment agreement) prior to a change of control of the Company (as defined in his employment agreement), Mr. McCahill will be entitled to receive in a lump sum payment severance equal to his annual base salary as in effect immediately prior to such termination (“Termination Severance”) and any accrued but unpaid bonuses, incentive compensation and other benefits (“Accrued Obligations”).

If Mr. McCahill’s employment is terminated because of his death or disability (as used in his employment agreement), Mr. McCahill will be entitled to receive the Termination Severance (less, in the case of his disability, any amounts paid to him under a long-term disability policy) and the Accrued Obligations. The Termination Severance will be paid in a lump sum in the case of his death, and in accordance with the Company’s payroll practices, in the case of his disability. In addition, the Company will pay him any Accrued Obligations and any outstanding equity awards will vest.

If Mr. McCahill’s employment is terminated by the Company without Cause or is terminated by him for Good Reason (as defined in his employment agreement) following a change of control of the Company, Mr. McCahill will be entitled to receive in a lump sum payment severance equal to the sum of (a) his annual base salary in effect immediately prior to date of the definitive agreement for the transaction resulting in the change of control plus (b) the average of his incentive bonuses (annual and long-term) awarded for the two fiscal years immediately preceding the termination of his employment (“Change of Control Severance”). In addition, any outstanding equity awards will vest.

If Mr. McCahill’s employment is terminated by the Company without Cause prior to a change of control, and a change of control occurs within six months of the termination of his employment, Mr. McCahill will be entitled to receive an additional payment equal to the difference between the Change of Control Severance to which he would have been entitled and the Termination Severance. In addition, the Company will pay him any Accrued Obligations and any outstanding equity awards will vest. If Mr. McCahill resigns, or is terminated by the Company for Cause, he will be entitled to receive only his base salary prorated through the date of termination and will forfeit any accrued but unpaid bonus or other incentive compensation or other benefits, unless otherwise provided under the applicable plan, program or arrangement.

Mr. McCahill’s employment agreement also sets forth a reaffirmation of the restrictive covenants in Mr. McCahill’s Confidential Information, Non-Solicitation and Non-Competition Agreement dated August 22, 2020.

Equity-Based Compensation

Grants of Plan Based Awards. The following table provides information regarding restricted stock granted to our Named Executive Officers during 2020 under the Company’s Omnibus Incentive Plan. Initial grants of performance-based shares are based on the Maximum potential level of achievement; however, such shares are not released to the executive until the requisite time period has passed and only if the related performance measures have been achieved. All shares associated with performance objectives not achieved are forfeited by the executive and returned to the Company's pool of shares available to be granted under the Omnibus Incentive Plan in the future.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Equity Awards / Number of Securities Underlying Options		Exercise or Base Price of Equity Awards	Grant Date Fair Value of Equity Awards (1)
Michael H. Braun	3/6/2020	50,000	(2)	$—	$591,000
	3/10/2020	57,971	(3)	—	612,174
Ronald A. Jordan	3/6/2020	2,898	(2)	—	34,254
		16,231	(3)	—	191,850

(1)This amount reflects the aggregate grant date fair value of the shares granted at the Maximum level of payout (in the case of performance-based grants). The grant date fair value is based on the closing price of the common stock at the applicable grant date.

(2)Shares granted in 2020 that will vest over five years.
(3)Shares granted in 2020 for performance awards based on 2020 to 2022 performance.

Forfeitures of 2020, 2019 and 2018 Awards Based on 2020 Results. As described above under “Long-Term Incentive Award,” performance-based awards are subject to forfeiture if the underlying performance goals are not met. As a result of the Company’s performance for 2020, Mr. Braun has forfeited 9,662 performance-based shares (or $102,000 based on the grant date share price) included above for the 2020 long-term award. Similarly, Mr. Jordan forfeited 2,705 performance-based shares (or $32,000 based on the grant date share price). In addition, based on the Company’s 2020 performance, Mr. Braun forfeited 12,941 performance-based shares that had been granted under the 2019 long-term incentive plan and 25,152 performance-based shares that had been granted under the 2018 long-term incentive plan. Mr. Jordan forfeited 2,403 performance-based shares that had been granted under the 2019 long-term incentive plan and 3,153 performance-based shares that had been granted under the 2018 long-term incentive plan. Total long-term compensation forfeited by the Chief Executive Officer and Chief Financial Officer based on the Company’s 2020 performance was approximately $744,000 and $127,000, respectively, based on grant date share prices.

Omnibus Incentive Plan . Our Omnibus Incentive Plan is administered by the Compensation Committee. The objectives of the Omnibus Incentive Plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Awards may be made under the Omnibus Incentive Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) unrestricted stock, (g) restricted stock units, and (h) performance shares. No incentive stock option may be granted to a person who is not an employee of the Company or one of its subsidiaries on the date of grant.

As of December 31, 2020, 524,659 shares were remaining available to be granted under the Omnibus Incentive Plan and, as of the date of this proxy statement, 358,540 shares were available. The shares to be delivered pursuant to awards will be made available, at the discretion of the Compensation Committee, from authorized but unissued shares or outstanding awards that expire or are cancelled. If shares covered by an award cease to be issuable for any reason, such number of shares will no longer count against the shares authorized under the plan and may again be granted under the Omnibus Incentive Plan.

Awards granted under the Omnibus Incentive Plan typically vest in equal portions over three or five years. Awards granted under the Omnibus Incentive Plan require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship generally results in the forfeiture of awards not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s unexercised awards.

Outstanding Equity Awards at Fiscal Year-End. The following table summarizes the equity awards held by our Chief Executive Officer and President and Chief Financial Officer as of December 31, 2020.

	Stock Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael H. Braun					6,263	$37,077	—	$—	(2)
					18,487	109,443	—	—	(3)
					38,647	228,790	—	—	(4)
					50,000	296,000	—	—	(5)
Ronald A. Jordan					4,000	23,680	—	—	(6)
					4,437	26,267	—	—	(7)
					3,605	21,342	—	—	(3)
					10,820	64,054	—	—	(4)
					2,898	17,156	—	—	(5)

(1)Based on the market value per share of $5.92 on 12/31/2020.
(2)Restricted stock vested as to 80% as of 12/31/2020, the remaining 20% vest as follows: 20% on 3/10/2021.

(3)This grant vests based on performance achieved each year from 2019 to 2021. The Threshold level of Company performance was not achieved for 2019 and 2020, therefore the annually measured component of the grant for that year was forfeited.
(4)This grant vests based on performance achieved each year from 2020 to 2022. The Threshold level of Company performance was not achieved for 2020, therefore the annually measured component of the grant for that year was forfeited.
(5)Restricted stock unvested as of 12/31/2020, the remaining 100% vest as follows: 20% on 3/6/2021, 20% on 3/6/2022, 20% on 3/6/2023, 20% on 3/6/2024 and 20% on 3/6/2025.
(6)Restricted stock vested as to 60% as of 12/31/2020, the remaining 40% vest as follows: 20% on 5/12/2021 and 20% on 5/12/2022.
(7)Restricted stock vested as to 20% as of 12/31/2020, the remaining 80% vest as follows: 20% on 3/6/2021, 20% on 3/6/2022, 20% on 3/6/2023 and 20% on 3/6/2024.

Option Exercises and Stock Vested. The following table sets forth certain information with respect to stock options exercised and restricted stock awards vested during calendar year 2020 by our Chief Executive Officer and our Chief Financial Officer.

	Stock Option Awards		Restricted Stock Awards
Name	Shares acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Braun	—	$—	6,263	$66,137
	—	—	10,000	111,600
	—	—	4,689	22,038
Ronald A. Jordan	—	—	1,109	13,108
	—	—	2,000	22,480
	—	—	556	2,613

Chief Executive Officer Pay Ratio Disclosure

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we have presented below the ratio of the annual total compensation of our median compensated employee, excluding our Chief Executive Officer, to the annual total compensation of our Chief Executive Officer.

We believe that the ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K of the SEC’s rules. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Because other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios, the pay ratios reported by other companies may not be comparable to the pay ratio we have reported below.

We identified our median compensated employee from the 377 full-time and part-time workers who were included as employees on our payroll records as of December 31, 2020 based on base salary, bonus, commissions and equity, with conforming adjustments for employees who were hired during the year but did not work the full 12 months.

The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $1,915,544 as reported in the Summary Compensation Table included above. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our median employee, excluding our Chief Executive Officer, was $68,500. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total annual compensation for fiscal year 2020 is 28 to 1.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, the Compensation Committee was responsible for overseeing executive compensation. The members of the Compensation Committee as of December 31, 2020 were Richard W. Wilcox Jr., who served as Compensation Committee Chair, Jenifer G. Kimbrough, Thomas A. Rogers, David K. Patterson, David W. Michelson and Bruce F. Simberg. No member of the Compensation Committee was at any time during fiscal 2020 or at any other time an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. No executive officer of the Company served on the board of directors or the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of the Company during fiscal 2020.

DIRECTOR COMPENSATION
Cash Compensation

The Company’s policy is that only our non-employee directors receive annual cash directors’ fees and reimbursement of actual out-of-pocket expenses in connection with their service on the Board. Our Chief Executive Officer does not receive any additional compensation for his service on the Board. We had eight non-employee directors during 2020.

During 2020, the non-employee directors received an annual retainer of $78,750, payable in quarterly installments in January, April, and July and October. This annual retainer is in lieu of per-meeting directors’ fees. The chairs of the Board and certain of the Board committees receive an additional annual fee for serving as chair, as follows: Board Chair, $42,000; Audit Committee Chair, $21,000; Investment Committee Chair, $18,375; Compensation Committee Chair, $15,000; and Business Strategy Committee Chair, $15,750. Richard W. Wilcox Jr. also received a fee of $21,000 as the Lead Director during 2020, and did not receive any compensation for serving as the chair of the Compensation and Nominating Committees. These annual chair fees are also payable in quarterly installments in January, April, July and October.

For 2021, the Board did not receive any increases in the cash annual retainer or chair fees.
Equity Compensation

In addition to the cash annual retainers and chair fees, our non-employee directors receive compensation for their service in the form of grants of restricted stock. The Board believes that providing a substantial portion of the non-employee directors’ total compensation in the form of equity aligns the directors’ compensation with the interests of the Company’s shareholders. These equity grants are at a price per share equal to the greater of book value per share or the closing price of the Company’s common stock on the grant date.

In March 2021, each non-employee director received a grant of restricted stock that vests over three years. These grants were each 10,886 shares ($100,000 based on the grant date ascribed value, or $50,000 based on the grant date share price). Certain directors opted to receive half of the dollar value of this grant (based on grant date share price) in cash; those directors each received 5,443 shares of restricted stock. Other directors opted to receive one-third of the dollar value of this grant in cash; those directors received 7,257 shares of restricted stock.

Cash compensation paid to, and the dollar value of equity awards granted to, our non-employee directors in 2020 are shown in the table below.

NON-EMPLOYEE DIRECTORS' COMPENSATION SUMMARY

Name	Fees Earned or Paid in Cash	Equity (Restricted Stock) Awards (1)	Stock Option Awards (1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Jenifer G. Kimbrough	$99,750	$34,254	$—	$—	$—	$—	$134,004
Thomas A. Rogers	94,500	68,521	—	—	—	—	163,021
Bruce F. Simberg	120,750	34,254	—	—	—	—	155,004
William G. Stewart	97,125	68,521	—	—	—	—	165,646
Richard W. Wilcox Jr	99,750	34,254	—	—	—	—	134,004
Roberta N. Young	78,750	68,521	—	—	—	—	147,271
David W. Michelson (2)	78,750	137,041	—	—	—	—	215,791
David K. Patterson (2)	78,750	137,041	—	—	—	—	215,791

(1)The following table provides certain additional information concerning the outstanding stock options and/or equity awards held by our non-employee directors as of the end of 2020.

Name	Total Stock Option/Equity Awards Outstanding at 2020 Fiscal Year End (Shares)		Stock Option / Equity Awards Granted During Fiscal Year 2020 (Shares)	Grant Date Fair Value of Equity Awards Granted During Fiscal Year 2020 ($)
Jenifer G. Kimbrough	23,028	(a)	2,898	$34,254	(b)
Thomas A. Rogers	11,971	(c)	5,797	68,521	(b)
Bruce F. Simberg	8,028	(d)	2,898	34,254	(b)
William G. Stewart	11,971	(c)	5,797	68,521	(b)
Richard W. Wilcox Jr	8,028	(d)	2,898	34,254	(b)
Roberta N. Young	14,610	(e)	5,797	68,521	(b)
David W. Michelson	11,594	(f)	11,594	137,041	(b)
David K. Patterson	11,594	(f)	11,594	137,041	(b)

(a)Includes 15,000 fully vested options granted on April 6, 2012 with an exercise price of $4.40 and an expiration date of April 6, 2022; 1,432 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019, 3,698 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, and 2,898 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021.
(b)Based on the market value per share of $11.82 on March 6, 2020.
(c)Includes 1,044 shares of restricted stock, which began vesting over five years with an initial vest date of March 10, 2017, 1,432 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019, 3,698 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, and 5,797 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021.
(d)Includes 1,432 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019, 3,698 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, and 2,898 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021.
(e)Includes 1,432 shares of restricted stock, which began vesting over three years with an initial vest date of March 16, 2019, 3,683 shares of restricted stock, which began vesting over five years with an initial vest date of March 16, 2019, 3,698 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2020, and 5,797 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021.
(f)Includes 5,797 shares of restricted stock, which began vesting over three years with an initial vest date of March 6, 2021 and 5,797 shares of restricted stock, which began vesting over five years with an initial vest date of March 6, 2021.

Director Stock Ownership and Retention Guidelines

The Board approved stock ownership and retention guidelines applicable to our directors. Under these guidelines, our outside, non-employee directors are each required to hold shares of the Company’s common stock with a value of at least four times the annual retainer. The guidelines further provide that the outside directors should achieve the guideline amounts within five years of the policy’s adoption and, until the guideline amounts are achieved, our directors must retain 66-2/3% of any shares received as equity grants from the Company, net of share withheld or sold to pay taxes. The Board also prohibited hedging the Company’s common stock and prohibited pledging the Company’s common stock except in limited circumstances as approved by the Board. Prior to the recent decline in the Company's share price, all of our directors beyond the five-year transition period were in compliance with these guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Family Relationships

There are no family relationships between or among our executive officers and directors.

Related Transactions

The following is a summary of transactions since the beginning of the 2020 fiscal year between the Company and its executive officers, directors, nominees for director, principal shareholders and other related parties involving amounts in excess of $120,000 or that the Company has chosen to voluntarily disclose.

During 2020, the brother of Michael H. Braun, the Company’s Chief Executive Officer and President, received $161,542 for his services in 2020 as Director of Budgets and Forecasts. He also received a grant of 1,000 shares of restricted stock (or $11,820 based on the grant date share price). We believe that the compensation provided to this individual is comparable to that paid by other companies in our industry and market for similar positions.

We have adopted a written policy that any transactions between the Company and executive officers, directors, principal shareholders or their affiliates take place on an arm’s-length basis and require the approval of a majority of our independent directors, as defined in the Nasdaq Rules.

The Board has determined that the following directors and director nominees are independent pursuant to the Nasdaq Rules applicable to the Company: Bruce F. Simberg, Richard W. Wilcox Jr., Jenifer G. Kimbrough, Thomas A. Rogers, William G. Stewart, Roberta N. Young, David W. Michelson, and David K. Patterson.

PROPOSAL TWO: AMENDMENT OF SECOND RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

Introduction

Our Board acted unanimously to adopt the proposal to amend our Second Restated Articles of Incorporation (the “Articles of Incorporation”), to increase the number of shares of authorized common stock, $.01 par value per share, from 25,000,000 shares to 50,000,000 (the “Increased Capitalization Proposal”). The Board is now asking you to approve the Increased Capitalization Proposal.

As of April 20, 2021, there were approximately 17,925,878 shares of our voting common stock outstanding. In addition, an aggregate of approximately 358,540, shares of common stock were reserved for issuance under our 2018 Omnibus Incentive Compensation Plan and predecessor plans. This leaves approximately 6,715,582 shares of common stock currently available for future use.

Form of the Amendment

If shareholders approve the Increased Capitalization Proposal, the first paragraph of Article III of the Articles of Incorporation will be amended to increase the number of shares of common stock that the Company is authorized to issue from 25,000,000 to 50,000,000. There will be no change to the number of authorized shares of preferred stock, which will remain at 1,000,000 shares. The common stock and the preferred stock will continue to be $.01 par value per share, respectively. The amendment would amend the first paragraph of Article III of our Articles of Incorporation to read in its entirety as follows:

“The aggregate number of shares of all classes of capital stock that the Company shall have the authority to issue is 51,000,000, consisting of (i) 50,000,000 shares of common stock, par value $.01 per share (the “Common Stock”); and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).”

Purpose of the Amendment

The Board is recommending that our shareholders approve the Increased Capitalization Proposal primarily to give the Company appropriate flexibility to issue shares for future corporate needs, including for additional capital raises, strategic transactions, or equity incentives. The shares may be issued by the Board in its discretion, subject to further shareholder action only to the extent required for any particular issuance by applicable law, rules or regulations or under the rules of any securities exchange. With the exception of shares already reserved for potential future issuance under our equity incentive plans referenced above, there is no present agreement to issue additional shares of common stock. The newly authorized shares of common stock would be issuable for any proper corporate purpose, such as future capital raising transactions involving sales of common stock or debt or equity securities convertible into common stock, acquisitions, investment opportunities, stock dividends, issuance under current or future equity compensation plans, or for other corporate purposes. We recently completed a public offering of common stock and a private placement of Convertible Senior Unsecured Notes and, as part of the strategic review implemented by our Board in November 2020, we may undertake additional capital raises to further strengthen the Company’s financial strength and liquidity. As of the date of this filing, there are, however, no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of common stock that would be authorized by the proposed amendment. The issuance of shares of common stock upon conversion of our recently issued Convertible Senior Unsecured Notes are not contingent on approval of this Increased Capitalization Proposal, which would have been put forth for shareholder consideration at this time even if the Convertible Senior Note Offering had not occurred. The Board believes that these additional shares of common stock will provide us with needed ability to issue shares in the future to take advantage of favorable opportunities to improve our capital strength without the potential expense or delay incident to obtaining shareholder approval for a particular issuance.

Rights of Additional Authorized Shares; No Preemptive Rights

The additional authorized shares of common stock contemplated by the Increased Capitalization Proposal, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Our shareholders do not have preemptive rights with respect to our common stock. Accordingly, should the Board elect to issue additional shares of common stock, existing shareholders would not have any preferential rights to purchase the shares.

Potential Adverse Effects of the Amendment

Future issuances of common stock or securities convertible into common stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current shareholders. In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.

Effectiveness of the Amendment

If the Increased Capitalization Proposal is adopted, it will become effective upon the filing of articles of amendment to our Second Restated Articles of Incorporation with the Florida Secretary of State.

Vote Required and Recommendation

The adoption of this amendment requires that a quorum exist and that the Increased Capitalization Proposal receive the affirmative vote of a majority of our issued and outstanding common stock. Under applicable exchange rules, brokers are not permitted to vote shares held for a customer on “non-routine” matters (such as the Increased Capitalization Proposal) without specific instructions from the customer. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present but will not be counted as votes cast either in favor of or against a particular proposal. As a result, abstentions and broker non-votes will have the effect of votes against the Increased Capitalization Proposal.

The Board unanimously recommends a vote FOR the Increased Capitalization Proposal.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables the Company’s shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We use our executive compensation programs to provide compensation that will (i) attract and retain executive talent, (ii) encourage our executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.

Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our Named Executive Officers to perform at their highest levels while simultaneously increasing long-term shareholder value.

We believe our focus on sound, profitable growth, coupled with providing excellent service to agents and our insureds and controlling expenses, best serves the interests of our shareholders. Please read the “Compensation Discussion and Analysis” beginning on page 20 for additional details about the Company’s executive compensation programs, including information about the fiscal year 2020 compensation of the Company’s Named Executive Officers.

This non-binding say-on-pay vote gives you, as a shareholder, the opportunity to express your approval or disapproval of the compensation of our Named Executive Officers disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the shareholders of FedNat Holding Company approve, on an advisory basis, the compensation of the executive officers named in this proxy statement as described under “Executive Compensation,” including the Compensation Discussion and Analysis and related tabular and narrative disclosure, contained in this proxy statement.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. Our Compensation Committee will, however, take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.

In a non-binding, advisory vote on the frequency of the say-on-pay proposal held at our 2016 Annual Meeting of shareholders, the Company’s shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by our Board of Directors, the Board of Directors determined that the Company will hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. Therefore, the next advisory vote on the frequency of the say-on-pay vote will occur at our 2022 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote FOR Proposal Three to approve, on an advisory basis, the Company’s executive compensation.

REPORT OF THE AUDIT COMMITTEE

This report shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The preparation and completion of the Company’s consolidated financial statements and SEC reports requires efforts by three parties. The Company’s management team is responsible for the Company’s internal controls and the financial reporting. The Company’s independent auditors are responsible for performing the independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue its report on our financial statements. The Audit Committee of the Board, which is one of the Board’s standing committees, is responsible for monitoring and overseeing these processes.

Our Audit Committee currently consists of five non-employee directors, David W. Michelson, David K. Patterson, Jenifer G. Kimbrough, Richard W. Wilcox Jr. and Roberta N. Young, each of whom the Board has determined to be an independent director as defined in the Nasdaq Rules. The Audit Committee operates under a written charter adopted by the Board, which is available at www.FedNat.com under the “Investors” tab and the link “Corporate Governance.”

The Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management, internal audit, and independent auditors. At each of the Audit Committee’s regularly scheduled meetings during 2020, the Audit Committee met with the senior members of the Company’s financial reporting and accounting group and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee Chair in consultation with the Company’s Chief Financial Officer. The Audit Committee also met with the Company’s independent auditors in private sessions at certain of its meetings, and also separately with the Company’s head of internal audit, without other management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP. The Audit Committee discussed, with the independent auditors, matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the PCAOB in Rule 3200T.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors the firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully Submitted
April 1, 2021

/s/ Jenifer G. Kimbrough, Committee Chair
/s/ Richard W. Wilcox, Jr.
/s/ Roberta N. Young
/s/ David W. Michelson
/s/ David K. Patterson

PROPOSAL FOUR: RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has engaged Ernst & Young LLP (“E&Y”) as independent auditors to audit our consolidated financial statements for the year ending December 31, 2021. As a matter of good corporate governance, we are requesting that shareholders ratify the Audit Committee’s appointment of E&Y as independent auditors. If shareholders do not ratify the appointment of E&Y, the Audit Committee will reevaluate the appointment, but may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of E&Y will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.
Audit and Non-Audit Fees

The following table shows fees that we paid (or accrued) for professional services rendered by E&Y for fiscal 2020 and 2019. Audit fees increased in 2020 due in part to higher level of quota share transactions, 2020 catastrophe retention events and the additional Maison entities for an entire year.

	Year Ended December 31,
	2020	2019
Audit Fees (1)	$1,520,700	$1,138,294
Audit-Related Fees (2)	—	35,698
Tax fees (3)	283,154	213,254
Total	$1,803,854	$1,387,246

(1)Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits.
(2)Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, acquisitions and international tax planning.

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audited services to be provided by E&Y. The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by E&Y during the year and estimated fees. The Audit Committee Chair may approve permissible non-audit services with subsequent notification to the full Audit Committee. All services rendered to us by E&Y in 2020 were pre-approved in accordance with these procedures.

The Company’s independent auditors for the 2020 fiscal year, E&Y, has advised the Company that neither it, nor any of its members, has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by E&Y during the fiscal year ended December 31, 2020 were furnished at customary rates and were performed by full-time, permanent employees.
Vote Required and Recommendation

The selection of E&Y as our independent certified public accountants for the 2021 fiscal year will be ratified if votes in favor of the proposal exceed the votes against the proposal. Abstentions will count as neither votes for nor against this proposal.

The Board of Directors unanimously recommends a vote FOR Proposal Four, to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2021 fiscal year.

SHAREHOLDER MATTERS

Shareholder Communications with the Board

Any shareholder may communicate by mail with the Board or individual directors by contacting the Company’s Corporate Secretary, FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323 or via our website at www.FedNat.com. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the Company for review and possible response. In particular, communications such as customer or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.
Shareholder Proposals for Inclusion in 2022 Proxy Statement

Pursuant to Rule 14a-8 of the SEC’s proxy rules, a shareholder intending to present a proposal to be included in the proxy statement for our 2022 Annual Meeting of Shareholders must deliver a proposal in writing to our principal executive offices no later than December 16, 2021 (or a reasonable time before we begin to print and mail the proxy materials for the 2022 Annual Meeting, if we change the date of the 2022 Annual Meeting more than 30 days from the date of this year’s Annual Meeting). Proposals should be addressed to: Corporate Secretary, FedNat Holding Company, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323. Proposals of shareholders must also comply with the SEC’s rules regarding the inclusion of shareholder proposals in proxy materials, and we may omit any proposal from our proxy materials that does not comply with the SEC’s rules.
Other Shareholder Proposals for Presentation at 2022 Annual Meeting

Shareholder proposals intended to be presented at, but not included in the proxy materials for, our 2022 Annual Meeting of Shareholders, including director nominations for election to our Board, must be timely received by us in writing at our principal executive offices, addressed to the Corporate Secretary of the Company as indicated above. Under the Company’s Bylaws, to be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the meeting. If we give less than 70 days’ notice or prior public disclosure of the meeting date, however, notice by a shareholder will be timely given if received by the Company not later than the close of business on the tenth day following either the date we publicly announce the date of our annual meeting or the date of mailing of the notice of the meeting, whichever occurs first. A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

◦A brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

◦The name and record address of the shareholder proposing such business,

◦The class and number of shares beneficially owned by the shareholder, and

◦Any material interest of the shareholder in such business.

The SEC's rules permit our management to vote proxies on a proposal presented by a shareholder as described above, in the discretion of the persons named as proxy, if:

◦We receive timely notice of the proposal and advise our shareholders in that year’s proxy materials of the nature of the matter and how management intends to vote on the matter; or

◦We do not receive timely notice of the proposal in compliance with our Bylaws.

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will, to the extent permitted by applicable law, vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.
HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We are sending only one Notice or one proxy statement to shareholders residing at the same address unless those shareholders have notified us of their desire to receive multiple copies. This practice, known as "householding," reduces duplicate mailings, enabling the Company to save paper and reduce printing costs.

Shareholders residing at the same address who currently receive only one copy of the Notice or proxy statement and who would like to receive an additional copy of the proxy statement for this Annual Meeting or in the future may contact our Corporate Secretary by phone at (800) 293-2532 or by mail to our Corporate Secretary, 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323.

By Order of the Board of Directors
J.G. Jennings III, Corporate Secretary
Sunrise, Florida
April 30, 2021

FEDNAT HOLDING COMPANY

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/FNHC** or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/FNHC

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2021 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR the nominee listed and FOR Proposals 2, 3 and 4.

1. Election of Director for term expiring in 2024: Bruce F. Simberg

	For	Against	Abstain
01 - Bruce F. Simberg	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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The 2021 Annual Meeting of Shareholders of FedNat Holding Company will be held on May 27, 2021, 11:00 A.M. EDT, virtually via the internet at www.meetingcenter.io/250889990.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – FNHC2021.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/FNHC

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/FNHC

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FedNat Holding Company

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Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2021

Michael H. Braun or Bruce F. Simberg, each with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FedNat Holding Company to be held on May 27, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy, if this proxy is properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the candidate nominated for election to the Board of Directors and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.

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